UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE
14a-101)
SCHEDULE
14A
INFORMATION
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TIMKENSTEEL CORPORATION

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Dear Shareholders,

TimkenSteel Corporation invites you to attend its 2023 annual meeting of shareholders at 10 a.m. Eastern time on May 2, 2023. We will consider matters that are important to our company and to you, our investors.

2022 was a tale of two halves. Through the first six months of 2022, we achieved record adjusted EBITDA and strong operating cash flow. We attribute our success to the execution of our strategic imperatives, including our commercial focus on high-value end markets, supported by a strong demand and base pricing environment.

However, in the second half of 2022, we experienced a melt shop operational incident which resulted in unplanned downtime and significantly impacted the company’s financial results. This operational incident also involved a serious safety incident, which unfortunately followed another serious safety incident in late 2021. We recognize the need for and are committed to improving the company’s safety culture. Consequently, in 2022 we:

•	implemented additional safety training throughout the organization;
•	audited equipment and made safety upgrades;
•	created tangible actions to improve our safety culture;
•	made necessary repairs and improvements to impacted assets; and
•	leveraged third-party melt to secure additional capacity to serve customers.

Our leadership is fully committed to safety and expects to invest approximately $7 million in 2023 in company-wide training, equipment and improved safety practices, processes and programs to ensure we are creating a lasting culture of safety. To reinforce the strategic importance of improving the company’s safety culture and performance, for 2023 the Compensation Committee has tied 20 percent of the annual incentive opportunity for each member of the company’s leadership team to the achievement of certain safety metrics.

Despite the melt shop operational challenges in 2022, our teams continued to make progress in other areas including:

•	our information technology transformation which aims to modernize our systems while reducing cost and complexity;
•	the relocation of our scrap yard for increased efficiency and cost savings;
•	the creation of an inside sales organization to better serve smaller, highly profitable customers;
•	high-performance team training and apprenticeship programs to build a talent pipeline; and
•	progress towards our 2030 sustainability goals which were outlined in the company’s inaugural sustainability report.

In 2022, the company reported net sales of $1.3 billion and recorded net income of $65.1 million, adjusted EBITDA of $172.2 million(1) and operating cash flow of $134.5 million.

We remain on track to achieve our targeted $80 million dollars of profitability improvements expected between 2022 and 2026.

With full-year adjusted EBITDA and second-half adjusted operating cash flow performance both falling short of the targeted performance objectives for 2022 as a result of the operational issue experienced in the second half of the year, the variable compensation payout to employees was 75.1 percent of target, validating that our pay-for-performance compensation plans operated as intended.

(1)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Finally, through the repurchase of common shares and convertible notes, the company spent nearly $120 million in shareholder return activities in 2022, reducing diluted shares outstanding by approximately 12 percent.

With the support of our customers, suppliers and shareholders, our resilient and dedicated employees have embraced continuous improvement related to safety, manufacturing and commercial excellence, and process simplification which we believe will lead to sustainable through-cycle profitability. We look forward to continuing to partner with our customers to provide them the very best high-quality products and services.

Sincerely,

Ron Rice	Mike Williams

Chairman of the Board	President and Chief Executive Officer

March 13, 2023

Enclosure

Notice of annual meeting

of shareholders

Annual meeting information

Date: May 2, 2023

Time: 10:00 a.m. Eastern time

Place: The meeting will be held “virtually” over the internet at www.cesonlineservices.com/tmst23_vm. There will be no in-person annual meeting.

Record date: March 1, 2023

Agenda

1.

Election of three Class III directors, each to hold office for a three-year term expiring at the 2026 annual meeting, and election of one Class I director to hold office for a one-year term (the remaining term for that class of directors) expiring at the 2024 annual meeting

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2023

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers

Admission to the meeting

Only TimkenSteel shareholders as of the close of business on March 1, 2023 (the record date for the annual meeting) are entitled to join the virtual meeting. To attend the virtual annual meeting, please follow the instructions set forth below under “Additional information.”

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 16, 2023.

March 13, 2023

Kristine C. Syrvalin

Executive Vice President, General Counsel and Chief Human Resources Officer

Your vote is important

Please vote as soon as possible.

Whether or not you plan to participate in the 2023 annual meeting of shareholders, please promptly vote on the Internet, by phone or by mail. Voting early will help avoid additional solicitation costs and will not prevent you from voting electronically during the annual meeting if you wish to do so.

How to vote:

Online: www.cesvote.com
Phone: 1-888-693-8683
Mail: If you received a printed version of the proxy materials, you may vote by mail.
During the annual meeting: If you participate in the virtual annual meeting, you may vote during the annual meeting by following the instructions set forth below under “Additional Information.”
Additional voting instructions are provided in this proxy statement and on the accompanying proxy card or on the notice of internet availability.

Important notice regarding the availability of proxy materials for the 2023 annual meeting of shareholders to be held on May 2, 2023: This proxy statement and our 2022 annual report to shareholders are available free of charge on the following website: www.proxydocs.com/tmst.

Additional information

To register to attend the virtual annual meeting, please follow these instructions:

Registered Shareholders: If your shares are registered in your name with TimkenSteel’s transfer agent or you are a participant holding TimkenSteel shares in a 401(k) plan sponsored by TimkenSteel and you wish to attend the virtual meeting, go to www.cesonlineservices.com/tmst23_vm. Please have your proxy card or notice of internet availability containing your 11-digit control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 1, 2023.

Beneficial Shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record): Beneficial shareholders who wish to attend the virtual meeting may register by visiting the website www.cesonlineservices.com/tmst23_vm. Please have your voting instruction form, notice or other communication containing your control number available and follow the instructions to complete your registration request. After registering, shareholders will receive a confirmation email with a link and instructions for accessing the virtual annual meeting. Requests to register to participate in the virtual annual meeting must be received no later than 10:00 a.m. Eastern time on May 1, 2023.

If you do not register in advance following the instructions above, you will not be able to attend the annual meeting. If you need assistance registering, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at (888) 750-5834. The annual meeting will begin promptly at 10:00 a.m. Eastern time on May 2, 2023. We encourage you to access the annual meeting prior to the start time. Online access will begin at 9:30 a.m. Eastern time.

The virtual annual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure they have a strong Internet connection wherever they intend to participate in the annual meeting. Participants also should allow plenty of time to log in and ensure that they can hear streaming audio prior to the start of the annual meeting.

In order to maintain the interactive nature of the virtual meeting, attendees will be able to vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.

If you wish to submit a question to be addressed at the annual meeting, please do so by submitting your question to TMSTRegister@Proxy-Agent.com in advance of the meeting. Questions will be accepted until 12:00 p.m. Eastern time on May 1, 2023.

Questions submitted by shareholders in accordance with the foregoing instructions and pertinent to the annual meeting will be answered during the annual meeting, subject to time constraints. We will respond to questions relevant to meeting matters that we do not have time to address during the meeting by posting the questions and answers on our investor relations website soon after the meeting. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. Additional information regarding the ability of shareholders to ask questions during the annual meeting, related rules of conduct and other materials for the annual meeting will be available online during the meeting.

Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the annual meeting.

Technical Difficulties: If you experience any technical difficulties during the registration process, please email TMSTRegister@Proxy-Agent.com for support. If you experience technical difficulties during the virtual meeting, please access the ‘?’ link on the meeting website for support, or refer to your reminder email that contains email and phone technical support contact information. In the event of technical difficulties with the virtual annual meeting, we expect that an announcement will be displayed on the virtual meeting website and announced by the virtual meeting operator. If necessary, the announcement will provide updated information regarding the date, time and location of the annual meeting. Any updated information regarding the annual meeting will also be posted on our investor relations website at www.timkensteel.com.

Although we include references to our website throughout this proxy statement, information contained on or accessible through, including any reports available on, our website is not a part of, and is not incorporated by reference into, this proxy statement or any other report or document we file with the Securities and Exchange Commission (“SEC”). Any reference to our website throughout this proxy statement is intended to be an inactive textual reference only. “Material” or “materiality,” as used in our “Our commitment to sustainability” section, should not be read as equating to any use of the word in our other reporting or filings with the SEC.

No assurance can be given that any plan, objective, initiative, projection, goal, target, mission, commitment, expectation, or prospect set forth in this proxy statement can or will be achieved. Inclusion of information in this proxy statement is not an indication that the subject or information is material to our business or operating results.

Certain statements set forth in this proxy statement (including our forecasts, beliefs and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, Management’s Discussion and Analysis of Financial Condition and Results of Operations contains numerous forward-looking statements. Forward-looking statements generally will be accompanied by words such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strategic direction,” “strategy,” “target,” “will,” “would,” or other similar words, phrases or expressions that convey the uncertainty of future events or outcomes. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. We caution readers that actual results may differ materially from those expressed or implied in forward-looking statements made by or on behalf of us due to a variety of factors, such as:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we conduct business, including additional adverse effects from global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•	the impact of the Russia-Ukraine conflict on the global economy, sourcing of raw materials, and commodity prices;
•

climate-related risks, including environmental and severe weather caused by climate changes, and legislative and regulatory initiatives addressing global climate change or other environmental concerns;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand including but not limited to changes in customer operating schedules due to supply chain constraints; the effects of customer bankruptcies or liquidations; the impact of changes in industrial business cycles; and whether conditions of fair trade exist in the U.S. markets;

•	the potential impact of the COVID-19 pandemic on our operations and financial results, including cash flows and liquidity;
•

whether we are able to successfully implement actions designed to improve profitability on anticipated terms and timetables and whether we are able to fully realize the expected benefits of such actions;

•

competitive factors, including changes in market penetration; increasing price competition by existing or new foreign and domestic competitors; the introduction of new products by existing and new competitors; and new technology that may impact the way our products are sold or distributed;

•

changes in operating costs, including the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management, cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments; and our ability to maintain appropriate relations with the union that represents our associates in certain locations in order to avoid disruptions of business;

•

unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, employment matters, and environmental issues and taxes, among other matters;

•	cyber-related risks, including information technology system failures, interruptions and security breaches;
•

with respect to the Company’s ability to achieve its sustainability goals, including its 2030 environmental goals, the ability to meet such goals within the expected timeframe, changes in laws, regulations, prevailing standards or public policy, the alignment of the scientific community on measurement and reporting approaches, the complexity of commodity supply chains and the evolution of and adoption of new technology, including traceability practices, tools and processes;

•

the availability of financing and interest rates, which affect our cost of funds and/or ability to raise capital, including our ability to refinance and/or repay prior to or at maturity the Convertible Notes due December 1, 2025; our pension obligations and investment performance; and/or customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products;

•	the overall impact of the pension and postretirement mark-to-market accounting;
•

the effects of the conditional conversion feature of the Convertible Senior Notes due 2025, which, if triggered, entitles holders to convert the notes at any time during specified periods at their option and therefore could result in potential dilution if the holder elects to convert and the Company elects to satisfy a portion or all of the conversion obligation by delivering common shares instead of cash;

•

the timing required to ramp up melt production to forecasted demand levels, as the Company recovers from unplanned operational downtime in the second half of 2022, as well as the amount that the Company is able to recover from its insurance policies in connection with the related unplanned downtime;

•	the impacts from any repurchases of our common shares and convertible notes, including the timing and amount of any repurchases; and
•	those items identified under the caption Risk Factors in the Annual Report on Form 10-K.

All of these risk factors are difficult to predict, are subject to material uncertainties that may affect actual results and may be beyond our control. You are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and that the above list should not be considered to be a complete list. Except as required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Further, information included in this proxy statement represents our current policy and intent and is not intended to create legal rights or obligations. Forward-looking and other statements in this presentation regarding our sustainability plans and goals are not an indication that these statements are necessarily material to investors. In addition, historical, current and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve and assumptions that are subject to change in the future.

Proxy summary

This summary highlights information contained elsewhere in this proxy statement and contains only a portion of the information you should consider. You should read the entire proxy statement carefully before voting.

Our annual meeting

Date and time	Record date	Place	Who can vote

May 2, 2023 10 a.m. Eastern time	March 1, 2023	There will be no in-person meeting. The meeting will be held “virtually” over the internet.	Shareholders of record of common shares at the close of business on March 1, 2023

Item	Proposals	Board vote recommendations	Page #

1	Election of three Class III directors, each to hold office for a three-year term expiring at the 2026 annual meeting, and election of one Class I director to hold office for a one-year term (the remaining term for that class of directors) expiring at the 2024 annual meeting	FOR ALL director nominees	10

2	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2023	FOR	38

3	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR	40

Director nominees

Name	Age	Director since	Principal occupation	Independent	Current committee memberships			Other public company boards

					Audit	Compensation	Nominating and Corporate Governance

Class III nominees — term expiring at the 2026 annual meeting

Nicholas J. Chirekos	64	2022	Retired Managing Director, North America Head of Mining, J.P. Morgan Securities Inc.	•	•			2

Randall H. Edwards	64	2015	Retired President and CEO, P2 Energy Services, LLC	•		•	•	0

Randall A. Wotring	66	2014	Retired Chief Operating Officer, AECOM Technology Corporation	•		•	•	0

Class I nominee — term expiring at the 2024 annual meeting

Mary Ellen Baker	64	2022	Retired EVP and Head of Business Services, Citizens Bank	•	•			0

Diverse board skills and composition

Members of TimkenSteel’s Board of Directors possess a broad and diverse mix of executive leadership, strategic, financial, human resources, sustainability and industry experience and skills that enable them to effectively oversee the management of the business and drive strategy that creates long-term, sustainable shareholder value.

The information on this page reflects our current Board membership as of March 1, 2023, including Leila L. Vespoli who is not standing for re-election at this annual meeting.

2022 performance

Delivered solid profitability through commercial
excellence despite operational challenges,

with full year net income(1) of $65.1M

and adjusted EBITDA(2) of $172.2M

driving $134.5M of operating cash flow

Strong cash position of $257.2M and total liquidity of $490.7M as of December 31, 2022	$119.6M in shareholder return activities, reducing diluted shares outstanding by approximately 12 percent

(1)	Net income (loss) includes a loss of $14.7M in 2020, a gain of $20.1M in 2021 and a gain of $35.4M in 2022 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Sustainability highlights

At TimkenSteel, our sustainability strategy reflects our vision to harness the enduring power of steel to make the world a better place. We focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, protect our natural resources and deliver sustainable technologies that contribute to economic growth and prosperity.

“We have a distinguished legacy of producing sustainable, high-quality steel for more than 100 years. Using electric arc furnaces for over 70 years, we generate our high-quality steel almost entirely from recycled scrap metal. Fundamentally, sustainability and quality are At Our Core.”

-    Mike Williams, president and chief executive officer

With oversight of our sustainability strategy provided by our Board of Directors, we are committed to making progress towards our long-term goals by addressing areas where we can have the most impact. We report on sustainability metrics, including providing disclosures in accordance with the Sustainability Accounting Standards Board (“SASB”) for our sector and informed by the Task Force on Climate-related Financial Disclosures (“TCFD”). Our 2022 sustainability report, which we expect to release in April 2023, will also reference Global Reporting Initiative (“GRI”) standards. We believe regular, transparent communication with stakeholders about key areas of focus and our progress against established goals is pivotal to our success. See “Our commitment to sustainability” for additional information regarding oversight and risk management and the pillars and focus areas of our sustainability program.

Environmental stewardship – Our commitment to environmental stewardship encompasses how we continuously seek to improve the efficiency and cleanliness of our electric arc furnace (“EAF”) operations while delivering quality products and services that help our customers succeed. We employ proactive environmental practices that focus on maintaining clean air, water and land, and comply with environmental rules and regulations. Innovation, collaboration and stakeholder engagement are embedded within our environmental programs.

✓	Commitment to sound environmental management

TimkenSteel maintains ISO 14001(1) certifications for all of its domestic facilities that produce or process steel.	TimkenSteel completed its 5th consecutive year of consuming less raw water than the prior year.

TimkenSteel’s Greenhouse Gas Emissions are consistently well below the global industry average.(2)	842 thousand tons of recycled scrap were melted in TimkenSteel’s electric arc furnaces in 2022.

(1)	ISO 14001 is an international standard that sets out the requirements for an environmental management system.
(2)

Global industry average data source: https://www.worldsteel.org/steel-by-topic/sustainability/sustainability-indicators. Electric arc furnaces are widely acknowledged to be cleaner than blast furnaces and TimkenSteel produces steel only using EAFs.

✓	TimkenSteel is committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions (“GHG”)
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for GHG emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of GHG emissions, energy consumption and fresh water withdrawn as compared to a 2018 baseline. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped as compared to a 2018 baseline. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s Sustainability Accounting Standards Board (SASB) disclosure.

Beyond our 2030 environmental goals, TimkenSteel aspires to achieve carbon neutrality.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets contributed to the reduction in greenhouse gas emissions.

Social Commitment – Our social commitment begins with protecting the health and safety of our employees, customers and suppliers, and extends to fostering an inclusive environment in which our differences are celebrated, and where everyone has the opportunity to grow and achieve their full potential. We are also inspired to make a positive impact in the communities where we live and work.

✓

Commitment to safety and health – Our core value of Safety First expresses our belief that the health and well-being of our fellow employees is essential to achieve our mission to be an industry-leading provider of high-quality steel and to deliver exceptional value for our customers, employees, and investors. We aspire to achieve zero workplace injuries and are committed to improving our safety culture and record year-over-year. In 2023, we expect to invest approximately $7 million in company-wide safety training, equipment and improved safety practices, processes and programs in an effort to ensure we are creating a lasting culture of safety. To reinforce the importance of operating safely and responsibly, a safety metric (comprised of both leading and lagging indicators beginning in 2023) is included in our annual incentive compensation plan for all salaried employees.

✓

Commitment to diversity, equity and inclusion – We recognize that a diverse workforce and an inclusive, engaging culture has enabled us to deliver innovative solutions throughout the life of our business and is key to our continued business success. As of March 1, 2023, 45 percent of our Board members are women or racially or ethnically diverse.

•

We are committed to diversity at all levels of the organization. In 2022, we developed our companywide diversity, equity and inclusion (“DEI”) vision and laid the foundation for continued growth with the formation of our DEI Advisory Council to foster greater awareness and training within the organization. The TimkenSteel DEI Advisory Council aims to advance and champion the company’s efforts to leverage our unique perspectives, backgrounds and experiences to make a positive impact and promote unity within TimkenSteel and our communities.

•

We foster a culture that lends a variety of perspectives and expertise to our operations and reflects the communities in which we operate. Our Employee Resource Groups (“ERGs”) provide networking, personal growth and professional development opportunities for all employees. The ERGs are centered around creating and fostering a sense of belonging and community for all employees at TimkenSteel, the recognition and integration of veterans and maximizing employee wellbeing. We are also proudly involved in several organizations that promote and foster diversity, equity and inclusion in our community and industry.

Governance and ethics – We promote the long-term interests of shareholders and build public trust through good governance practices. This includes oversight of the sustainability strategy by our Board of Directors, which receives regular updates from senior leadership and reviews sustainability-related risks and opportunities annually. We are committed to operating in accordance with the highest standards of ethics and integrity and maintaining robust programs focused on compliance.

✓	Commitment to good governance practices – The “Corporate governance” section of this proxy statement describes our governance framework, which includes the following highlights:

✓	Non-executive Chairman of the Board	✓	Independent Audit, Compensation and Nominating and Corporate Governance Committees

✓	All directors, other than Mr. Williams, are independent	✓	Regular executive sessions of independent directors at Board and committee meetings

✓	Annual Board and committee evaluations	✓	Majority voting policy in uncontested elections of directors

✓	Limits on director “overboarding”	✓	Mandatory retirement age of 75 for directors

✓	Risk oversight by the full Board of Directors and its committees, under Audit Committee guidance	✓	Annual review by Board of Directors of succession plans for CEO and key executives

✓	Related-party transactions approval policy	✓	Anti-hedging and anti-pledging policies

✓	Robust share ownership and holding requirements for executive officers and directors	✓	Commitment to corporate responsibility with Board of Directors’ oversight of sustainability strategy

✓	Comprehensive director and employee code of conduct and ethics and compliance program	✓	Supplier Code of Conduct establishes expectations for ethical business practices in our global supply chain

Aligning pay with performance

Our compensation objectives and philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders; to reward leaders for strong business results; and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓    Recognizes people are our strongest asset

✓    Rewards results linked to short- and long-term performance (pay-for-performance)

✓    Positions pay affordably and competitively in the marketplace

✓    Drives a focus on increasing shareholder value

Named executive officer	Title

Michael S. Williams	President and Chief Executive Officer

Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer

Kristine C. Syrvalin	Executive Vice President, General Counsel and Chief Human Resources Officer

Kevin A. Raketich	Executive Vice President and Chief Commercial Officer

2022 target pay mix

In support of our pay-for-performance philosophy, a substantial majority of the target total direct compensation for our named executive officers (“NEOs”) was allocated to variable compensation in 2022. The compensation structure for Mr. Williams is weighted even more significantly towards variable and performance-based compensation, with 80 percent of his target total direct compensation designed to be at risk as variable compensation.

CEO	Other NEOs (average)

Pay and performance at a glance

We pay for performance, and our incentive compensation plans operated as intended across the organization in 2022. The company achieved solid adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted operating cash flow reflecting strong results for the first half of 2022 driven by the execution of our strategic imperatives, including our commercial focus on high-value end markets, supported by a strong demand and base pricing environment. Despite the strong first half results, the significant financial impact of an operational issue, which caused unplanned downtime in the second half of the year, resulted in full-year adjusted EBITDA and second-half adjusted operating cash flow performance both falling short of the target performance objectives established for 2022, with a payout percentage on these metrics of 79.0 percent of target. Because the safety modifier was not achieved, this 79.0 percent payout percentage was multiplied by 95 percent to arrive at a total calculated payout under the annual incentive plan of 75.1 percent of target (prior to application of the individual performance multiplier), validating that our pay-for-performance compensation plans operated as intended.

2022 Annual incentive plan

	Adjusted EBITDA(1)	Adjusted operating cash flow(2)	Safety modifier

Weighting	60%	40%	+/- 5%

Performance target	$215.6M	1H: $21.9M 2H: $130.4M	< 1.50 OSHA recordables; < 0.27 lost-time incident

Result	$172.2M	1H: $69.9M 2H: $102.3M	2.28 OSHA recordables; 0.76 lost-time incident

Metric performance	49.6%	123.1%	Not achieved

Payout percentage	29.8%	49.2%	Multiplied by: 105% if achieved 95% if not achieved

Total calculated payout		75.1%

(1)

Please see “Compensation Discussion and Analysis – Analysis of 2022 compensation – 2022 Annual performance award decisions” for additional information, including how adjusted EBITDA is defined for incentive compensation plan purposes.

(2)

With respect to the adjusted operating cash flow metric, at the beginning of the year a target was established for two six-month periods in order to drive cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the two six-month periods. See “Compensation Discussion and Analysis – Analysis of 2022 compensation – 2022 Annual performance award decisions” for additional information, including how adjusted operating cash flow is defined for incentive compensation plan purposes.

For the performance shares awarded for the 2020-2022 performance cycle, relative total shareholder return for the three-year performance period was achieved at approximately the 81st percentile of the identified peer group. The Compensation Committee awarded a payout equal to 116.67 percent of the target number of performance shares awarded for the 2020-2022 performance cycle. The above-target payout earned for the 2020-2022 performance cycle combined with a nearly 350 percent increase in the company’s share price from the March 2, 2020 grant date to the December 31, 2022 conclusion of the performance period resulted in a total realized payout to participating NEOs equal to approximately 403 percent of the target value of the 2020-2022 performance share award. See “Compensation Discussion and Analysis – Analysis of 2022 compensation” for additional information.

Looking ahead in 2023

In 2022, shareholders approved the compensation of our NEOs with approximately 96 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this vote, the changes made to executive compensation programs in recent years, shareholder feedback and market data in its annual review of executive compensation plans. Based on this evaluation, for 2023 the Compensation Committee has determined to continue to focus the annual incentive plan on profitability, cash flow generation and safety, and to use relative total shareholder return, measured for the one-, two- and three-year periods within a three-year performance cycle, as the metric for the performance shares awarded under the company’s long-term incentive plan.

With respect to the annual incentive plan, the Committee determined to adjust the weighting of the metrics in 2023, with a 50 percent weighting on adjusted EBITDA, a 30 percent weighting on adjusted operating cash flow and a 20 percent weighting on safety metrics. The Committee decided to shift safety from a modifier to a weighted metric with a 20 percent weighting for the NEOs to reinforce the strategic importance of improving the company’s safety culture and performance.

With respect to the long-term incentive plan, the Committee has determined that all long-term incentive grants made in 2023 will continue to be in the form of performance shares and time-based restricted stock units, with the long-term incentive mix for Mr. Williams being approximately 60 percent performance shares and 40 percent time-based restricted stock units, and the long-term incentive mix for the other NEOs remaining approximately 50 percent performance shares and 50 percent time-based restricted stock units.

Further, with respect to performance shares awarded for the 2023-2025 performance cycle, the performance shares will continue to be earned at the conclusion of the three-year performance cycle based on the company’s relative total shareholder return as compared to an identified peer group of steel companies. As in prior years, relative total shareholder return will be measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” one-, two- and three-year plan. Unlike prior performance cycles where the three “nested” performance periods were weighted equally in calculating the final payout, for the 2023-2025 performance shares the one- and two-year “nested” periods will each have a 25 percent weighting and the three-year “nested” period will have a 50 percent weighting when determining the number of performance shares earned at the conclusion of the three-year performance cycle. The Committee believes that this change in the weightings of the “nested” performance periods supports the objective of the company’s long-term incentive plan to link executive compensation to building long-term shareholder value.

Finally, in connection with the annual review of the compensation of the company’s President and CEO, in February 2023 the Compensation Committee recommended and the Board approved for Mr. Williams an increase in (i) annual base salary from $800,000 to $835,000 and (ii) the target value of awards under the company’s long-term incentive plan from $2.4 million to $3.0 million annually. The Compensation Committee’s recommendation to increase the base salary and target value of Mr. Williams’ long-term incentive awards was based on a combination of factors, including his exceptional performance as CEO since joining the company in January 2021 and a finding that the current target total direct compensation for Mr. Williams fell below the market median competitive range (as compared to peer group compensation data provided by the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”)). There was no increase to the target annual incentive opportunity for Mr. Williams for 2023.

Proposal 1

Election of directors

The company currently has 11 members on its Board of Directors, divided into three classes for purposes of election, with three-year terms of office ending in successive years. The term of office of the Class III directors expires at the 2023 annual meeting.

The Board of Directors has nominated each of Nicholas J. Chirekos, Randall H. Edwards and Randall A. Wotring for election as a Class III director at the 2023 annual meeting of shareholders, to serve for a term of three years expiring at the 2026 annual meeting of shareholders or until his successor is duly elected and qualified (or until his earlier death, resignation or removal). Messrs. Chirekos, Edwards and Wotring each currently serves as a Class III director and has agreed to continue serving if elected. Leila L. Vespoli, whose three-year term also expires at the 2023 annual meeting, decided not to stand for re-election for personal reasons and not due to any disagreement with the company. The company appreciates the contributions Ms. Vespoli has made as a member of the Board of Directors.

Mary Ellen Baker was appointed by the Board of Directors in November 2022 to fill a vacancy among the Class I directors. While the term of office of the Class I directors will not expire until the 2024 annual meeting, as a matter of good corporate governance, our shareholders will be given the opportunity to elect Ms. Baker as a director at the 2023 annual meeting. As such, the Board of Directors has nominated Ms. Baker for election as a Class I director at the 2023 annual meeting of shareholders, to serve for a term of one year (the remaining term for the Class I directors) expiring at the 2024 annual meeting of shareholders or until her successor is duly elected and qualified (or until her earlier death, resignation or removal). Ms. Baker has agreed to continue serving if elected.

Following the 2023 annual meeting, the size of the Board will be reduced to 10 directors, with three directors in each of Class I and Class III and four in Class II. Thereafter, the Board of Directors will commence a search for additional qualified director candidates and the size of the Board will be expanded upon identifying a suitable candidate. Diversity is important to the Board of Directors and the Board intends to include diverse candidates among the pool of potential candidates considered when seeking additional qualified director candidates.

Mr. Chirekos and, as noted above, Ms. Baker were each first appointed by the Board to serve as a director in November 2022, upon the recommendation of the Nominating and Corporate Governance Committee. In order to fill vacancies on the Board of Directors, the Nominating and Corporate Governance Committee facilitated a director search process, during which several candidates were identified and interviewed in a formal evaluation process. Ms. Baker was identified for consideration as a candidate through the board advisory council of the New York Stock Exchange. Mr. Chirekos was identified for consideration as a candidate through the board advisory services practice of a global financial services company. Following the identification of Ms. Baker and Mr. Chirekos as potential candidates, members of the Board of Directors interviewed each of them, they each completed a questionnaire providing information relating to their experience, background and other factors, and the Nominating and Corporate Governance Committee reviewed their qualifications, conducted further interviews and reference checks and ultimately recommended that both Ms. Baker and Mr. Chirekos be elected to the Board. Both will stand for election by shareholders for the first time at the 2023 annual meeting of shareholders.

If any of the nominees is unable to stand for election, the Board of Directors may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than four nominees. Directors are elected by a plurality of the votes cast. The four nominees receiving the greatest number of votes will be elected.

Pursuant to the majority voting policy of the Board of Directors, as set forth in its Corporate Governance Guidelines, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Nominating and Corporate Governance Committee will consider and provide its recommendation to the

Board of Directors regarding, and the Board of Directors will then consider and act upon, the tendered resignation in light of any factors they consider appropriate, including the director’s qualifications and contributions to the Board of Directors, as well as any reasons given by shareholders regarding why they withheld votes from the director. The Board of Directors is required to determine whether to accept or reject the tendered resignation within 90 days following the election and to promptly disclose its decision, as well as the reasons for rejecting any tendered resignation, if applicable.

Holders of TimkenSteel common shares are entitled to cast one vote for each share held on the record date for up to four nominees for director. A shareholder may not cumulate his or her shares in voting for director nominees. For example, a shareholder who owns 100 TimkenSteel common shares may vote 100 shares for each of the four nominees. The shareholder may not, however, vote more than 100 shares for any one nominee, or vote for more than four nominees.

Shares represented by proxy will be voted FOR these nominees unless specified otherwise in the voting instructions.

Your Board of Directors recommends a vote for these nominees.

Our knowledgeable Board of Directors

Members of the TimkenSteel Board of Directors have diverse skills, qualifications and experiences that enable them to effectively oversee the management of the company’s business affairs. These directors represent the interests of TimkenSteel’s stakeholders and help to drive strategic decisions for the company’s long-term success.

Mary Ellen Baker			●			●		●		●			●
Nicholas J. Chirekos		●	●					●	●			●
Diane C. Creel	●	●	●	●	●		●	●	●	●	●	●	●
Randall H. Edwards	●	●		●	●			●	●		●
Kenneth V. Garcia	●	●	●	●		●	●	●					●
Ellis A. Jones		●	●		●				●	●	●		●
Donald T. Misheff	●	●	●					●	●			●
Ronald A. Rice	●	●	●	●	●	●	●	●	●	●	●	●
Leila L. Vespoli		●	●	●	●		●	●		●	●		●
Michael S. Williams	●	●		●	●	●	●	●	●	●	●	●
Randall A. Wotring		●	●		●	●	●	●	●	●	●
* With respect to the members of our Board of Directors identified as diverse, three identify themselves as women, one as Hispanic/ Latino and one as Black.

Biographical information on each of the nominees and a description of his or her qualifications to serve as a director, as well as similar information about the other continuing directors, is provided in the pages that follow. All information is as of March 1, 2023, unless otherwise indicated.

Nominees for election as Class III directors to serve a three-year term expiring at the 2026 annual meeting of shareholders

Nicholas J. Chirekos

Age: 64

Term: Expires in 2023; director since 2022

Committee: Audit

Other public company boards: Mr. Chirekos has been a director of Peabody Energy Corporation since 2017 and a director of New Gold Inc. since 2019.

Business experience: Mr. Chirekos served in various investment banking roles at J.P. Morgan (a global leader in financial services offering solutions to the world’s most important corporations, governments and institutions) from 1987 until his retirement in 2016. Most recently, he served as the Managing Director, North America Head of Mining and, prior to that, as the Global Head of Mining and Metals. Mr. Chirekos has more than 25 years of experience in investment banking and capital markets, with a focus on the mining industry.

Randall H. Edwards

Age: 64

Term: Expires in 2023; director since 2015

Committee: Compensation; Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Edwards retired in April 2022 from his position as President and Chief Executive Officer of P2 Energy Services, LLC (formerly Premier Pipe, LLC) (a leader in the supply and management of engineered premium oil country tubular goods), a position which he had held since 2015. Previously, he served as President and Chief Operating Officer of Premier Pipe from 2014 to 2015. From 1999 to 2014, Mr. Edwards held various positions with NOV Grant Prideco (a leading supplier of oil field drill stem components), including President of NOV Grant Prideco from 2008 to 2014. He began his career at Wilson Supply, where he managed Wilson’s oil country tubular goods and its drill pipe product line.

Randall A. Wotring

Age: 66

Term: Expires in 2023; director since 2014

Committees: Compensation; Nominating and Corporate Governance (Chairperson)

Other public company boards: None

Business experience: Mr. Wotring retired from his position as Chief Operating Officer of AECOM Technology Corporation (a premier, fully integrated infrastructure and support services firm and the largest engineering design firm in the world) in October 2020, a position he had held since July 2017. He previously served as President, Technical and Operational Services of AECOM from July 2016 until July 2017; as President, Management Services of AECOM from October 2014 until July 2016; and as Corporate Vice President and President of the Federal Services division of URS Corporation from 2004 until October 2014 when URS was acquired by AECOM.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ industrial relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience	Diversity

Nominee for election as a Class I director to serve a one-year term expiring at the 2024 annual meeting of shareholders

Mary Ellen Baker

Age: 64

Term: Expires in 2024; director since 2022

Committee: Audit

Other public company boards: None

Business experience: Ms. Baker retired in July 2022 from her position as Executive Vice President and Head of Business Services for Citizens Bank (one of the oldest and largest financial services firms in the United States, offering a broad range of retail and commercial banking products and services to more than five million individuals, small businesses, middle-market companies, large corporations and institutions), a position which she had held since June 2016. Previously, she was Executive Vice President of Enterprise Services at PNC Financial Services Group, Inc. (one of the largest diversified financial services institutions in the United States).

Continuing directors

Diane C. Creel

Age: 74

Term: Expires in 2025; director since 2014

Committee: Compensation (Chairperson)

Other public company boards: Ms. Creel has been a director of EnPro Industries, Inc. since 2009 and a director of AECOM Technology Corporation since February 2021. She was formerly a director and Chair of the Board of Allegheny Technologies Incorporated, and a director of Goodrich Corporation, URS Corporation and The Timken Company.

Business experience: Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation Inc., a subsidiary of Ecolab Inc. (a waste stream technology company using patented technologies), until her retirement in 2008. Prior to Ecovation, Ms. Creel was Chairman, Chief Executive Officer and President of Earth Tech, Inc. from 1992 to 2003.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ industrial relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience	Diversity

Kenneth V. Garcia

Age: 53

Term: Expires in 2025; director since 2021

Committees: Audit; Compensation

Other public company boards: None

Business experience: Mr. Garcia is an executive fellow with Q2 Software Inc. (a financial experience company dedicated to providing digital banking and lending solutions to banks, credit unions, alternative finance and fintech companies in the U.S. and internationally), a position he has held since November 2019. In this role, Mr. Garcia assists the board of directors and executive leadership team of Q2 Software with long-term planning related to M&A, talent and its product roadmap. Prior to his current role, Mr. Garcia co-founded and served as President of PrecisionLender from May 2009 through October 2019, when PrecisionLender was acquired by Q2 Software. Earlier in his career, he was Chief Financial Officer and General Counsel with Ecovation, Inc. (a waste stream technology company using patented technologies).

Ellis A. Jones

Age: 57

Term: Expires in 2025; director since 2021

Committee: Audit; Nominating and Corporate Governance

Other public company boards: Mr. Jones has been a director of Arconic Corporation since 2022.

Business experience: Mr. Jones is Vice President and Chief Sustainability Officer with The Goodyear Tire and Rubber Company (a global manufacturer of tires and engineered products), a position he has held since October 2021. Prior to his current role, he served in various progressive leadership positions with Goodyear since 2003, including as Vice President of Global Environmental, Health, Safety, Sustainability and Business Continuity, Senior Director of Global Environmental, Health, Safety and Sustainability, Manufacturing Director for its race tire division and Finance Director of its North American tire division. Mr. Jones also previously served as the Finance Director of Office Property and Casualty Insurance at Nationwide Mutual Insurance Company. He began his career in various finance roles with Goodyear.

Donald T. Misheff

Age: 66

Term: Expires in 2025; director since 2014

Committee: Audit (Chairperson)

Other public company boards: Mr. Misheff has been a director of Trinseo S.A. since 2015. He was formerly a director and non-executive Chairman of the Board of FirstEnergy Corp.

Business experience: Mr. Misheff was Managing Partner of the Northeast Ohio offices of Ernst & Young LLP (a public accounting firm), from 2003 until his retirement in 2011. He began his career at Ernst & Young in 1978 and has more than 30 years of experience in taxation and in performing, reviewing and overseeing financial statement audits for a wide range of public companies and advising those companies on financial and corporate governance issues.

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ industrial relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience	Diversity

Ronald A. Rice

Age: 60

Term: Expires in 2024; director since 2015

Committees: Nominating and Corporate Governance

Other public company boards: None

Business experience: Mr. Rice retired in 2018 from his position as President and Chief Operating Officer of RPM International Inc. (a manufacturer of specialty coatings, sealants and building materials and provider of related services for industrial and consumer markets globally), a position he had held since 2008. Previously, Mr. Rice held a variety of increasingly responsible positions with RPM from 1995 to 2008. He began his career with The Wyatt Company, an actuarial consulting firm, known today as Willis Towers Watson, in 1985.

Michael S. Williams

Age: 62

Term: Expires in 2024; director since 2021

Committee: None

Other public company boards: None

Business experience: Mr. Williams is the President and Chief Executive Officer of TimkenSteel Corporation, a position he has held since January 1, 2021. Prior to his current position, Mr. Williams was CEO of Bayou Steel Group (a U.S. producer of structural steel and merchant bar) from May 2019 to September 2019. Prior to joining Bayou Steel, Mr. Williams served as President Outokumpu Americas for Outokumpu Oyj (a global leader in the stainless steel industry) from 2015 to 2019. Before that, Mr. Williams held a number of leadership roles at US Steel Corporation (a Fortune 500 company and leading integrated steel producer) from 2006 to 2015, including Senior Vice President, North American Flat Rolled and, most recently, Senior Vice President, Strategic Planning and Business Development. Earlier in his career, Mr. Williams served as Vice President of Commercial Products at Special Metals Corporation (a leader in the invention, production and supply of high-nickel alloys) and, prior to that, as Chairman and Chief Executive Officer of Ormet Corporation (a manufacturer of foil, sheet, billet and other aluminum products).

CEO or chairperson experience	Public company board experience	Financial expertise	Sales/ marketing	Relevant end market expertise	Technology/ cyber/ IT	Human resources/ compensation/ industrial relations	Mergers and acquisitions	Global	Sustainability	Manufacturing operations	Metals industry experience	Diversity

Board of directors information

Meetings and committees

During calendar year 2022, there were six meetings of the Board of Directors. All incumbent directors attended 75 percent or more of the aggregate number of meetings of the Board and its committees on which they served. It is our policy that all members of the Board of Directors serving at the time of the annual meeting of shareholders should attend the annual meeting, and all such directors attended the 2022 annual meeting of shareholders. The independent directors met separately in executive session without management present at least quarterly in conjunction with regularly scheduled meetings of the Board in 2022 and intend to meet separately in executive sessions without management present at least quarterly in conjunction with regularly scheduled meetings of the Board of Directors in 2023 and thereafter.

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees meets regularly and has a written charter approved by the Board of Directors which is reviewed and reassessed annually. A current copy of each of these charters is available on the company’s website at www.timkensteel.com. At each regularly scheduled Board meeting, the Chair of each committee reports on any significant matters addressed by the committee since the last regularly-scheduled Board meeting.

Audit Committee	Six meetings in 2022

Members

Donald T. Misheff, Chair*

Mary Ellen Baker**

Nicholas J. Chirekos**

Kenneth V. Garcia

Ellis A. Jones

Leila L. Vespoli***

* Audit Committee Financial Expert

** Appointed to the Audit Committee on November 2, 2022.

*** Served on the Audit Committee until November 2, 2022.

Our Board of Directors has determined that each current or former member of the Audit Committee named above is financially literate and, during the term of their service on the Audit Committee, independent as defined in the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission (“SEC”).

Key Responsibilities

•   Oversee the integrity of the company’s financial statements, internal control over financial reporting and auditing, accounting, tax and financial reporting processes

•   Oversee the qualifications, independence, performance and engagement of our independent registered public accounting firm

•   Oversee disclosure controls and procedures, and internal audit function

•   Review and pre-approve audit and permissible non-audit services and fees

•   Oversee the company’s ethics and compliance program

•   Review legal matters that may have a material impact on the company’s financial statements or compliance policies

•   Oversee financial-related risks and assist the Board in overseeing the company’s enterprise risk management program

Audit Committee report

The Audit Committee has reviewed and discussed with management and the company’s independent auditor the audited financial statements contained in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as well as the critical audit matter addressed in the audit and the relevant financial statement accounts or disclosures that relate to the critical audit matter. The Audit Committee also has discussed with our independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received and reviewed the written disclosures and the letter from our independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, has discussed with the independent auditor such auditor’s independence, and has considered the compatibility of any non-audit services with the auditor’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC.

Donald T. Misheff (Chairperson)

Mary Ellen Baker

Nicholas J. Chirekos

Kenneth V. Garcia

Ellis A. Jones

Compensation Committee	Four meetings in 2022

Members

Diane C. Creel, Chair

Randall H. Edwards

Kenneth V. Garcia*

Leila L. Vespoli*

Randall A. Wotring

* Appointed to the Compensation Committee on November 2, 2022; following the annual meeting, Ms. Vespoli will no longer serve on the Compensation Committee.

Our Board of Directors has determined that each member of the Compensation Committee named above is independent as defined in the listing standards of the New York Stock Exchange, and that no such member of the Compensation Committee has any relationship to the company that is material to his or her ability to be independent from management in connection with the duties of a member of the Compensation Committee. Each member of the Committee also is a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

Key Responsibilities

•   Establish and administer the company’s compensation policies and programs for executive officers, other senior management and the Board of Directors

•   Review the performance, and determine the compensation, of executive officers, including approval of the corporate goals and objectives relevant to the compensation of the company’s executive officers

•   Review, approve and oversee cash and equity-based incentive compensation plans

•   Oversee human capital management, including employee engagement, turnover and diversity metrics and initiatives, labor relations and compensation and employee benefits matters

•   Review and advise on executive officer succession planning and organizational development

•   Review compensation policies and practices as they relate to risk management practices

•   Review and approve the compensation program for the Board of Directors

With the guidance and approval of the Compensation Committee, the company has developed compensation programs for its executive officers that are intended to align the interests of our executives and shareholders; reward executives for sustained, strong business and financial results; and enable us to attract, retain and motivate the best talent.

The agenda for meetings of the Compensation Committee is determined by its chairperson with the assistance of management. The meetings are regularly attended by the President and CEO, the Executive Vice President and Chief Financial Officer, the Executive Vice President, General Counsel and Chief Human Resources Officer, the Senior Director, Human Resources and the Senior Manager, Compensation and Benefits. The Compensation Committee meets in executive session at each of its meetings, and the chairperson reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The company’s human resources department supports the Compensation Committee in its duties and the Committee may delegate to the human resources department and to other company personnel certain administrative duties in connection with the company’s compensation programs.

The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of director and executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Committee has selected Meridian to serve as its independent compensation consultant. The Compensation Committee has engaged Meridian to analyze our executive compensation structure and plan designs, to assess whether the compensation program is competitive and supports the Compensation Committee’s goal to align the interests of executive officers with those of shareholders and, from time to time, to review the total compensation of directors. Meridian also provides market data directly to the Compensation Committee, which the Committee references when determining compensation for executive officers. Additional information regarding the Committee’s engagement of Meridian, including a discussion of the Committee’s assessment of the independence of Meridian, is available in the “Compensation discussion and analysis” (“CD&A”) section of this proxy statement under the caption “Determining compensation for 2022 – Role of the compensation consultant: Advising the Compensation Committee.”

Compensation Committee interlocks and insider participation

As noted previously, members of the Compensation Committee currently include Diane C. Creel (Chairperson), Randall H. Edwards, Kenneth V. Garcia, Leila L. Vespoli and Randall A. Wotring. Mr. Garcia and Ms. Vespoli began serving on the Committee on November 2, 2022.

No director who served as a member of the Compensation Committee during 2022 is, or was during 2022, an officer or employee of the company. Further, no director who served as a member of the Compensation Committee during 2022 was formerly an officer or employee of the company. All directors who served on the Compensation Committee during 2022 were independent as defined in the listing standards of the New York Stock Exchange during their time of service. Additionally, during 2022, no member of the Compensation Committee had a relationship that is required to be disclosed under SEC rules regarding related-party transactions. Finally, no executive officer of the company serves or served on the compensation committee or board of directors of any company where any member of the Compensation Committee or the TimkenSteel Corporation Board of Directors is, or was during 2022, an executive officer.

Compensation Committee report

The Compensation Committee has reviewed and discussed with our management the CD&A for the year ended December 31, 2022. Following and based on that review and discussion, the Compensation Committee recommended to our Board of Directors, and our Board approved, the incorporation by reference of the CD&A in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its inclusion in this proxy statement for filing with the SEC.

Diane C. Creel (Chairperson)

Randall H. Edwards

Kenneth V. Garcia

Leila L. Vespoli

Randall A. Wotring

Nominating and Corporate Governance Committee	Seven meetings in 2022

Members

Randall A. Wotring, Chair

Randall H. Edwards

Ellis A. Jones*

Ronald A. Rice

* Appointed to the Nominating and Corporate Governance Committee on November 2, 2022.

Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee named above is independent as defined in the listing standards of the New York Stock Exchange.

Key Responsibilities

•   Oversee the evaluation of the Board and its committees

•   Identify and recommend qualified candidates for election to the Board

•   Recommend whether incumbent directors should be nominated for re-election to the Board

•   Evaluate independence of directors

•   Recommend directors to serve as members of the Board’s standing committees

•   Oversee corporate governance policies and practices, including the company’s Corporate Governance Guidelines

•   Review and, if appropriate, approve related party transactions

Director candidates recommended by our shareholders will be considered in accordance with the criteria outlined below. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate, and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate.

A shareholder who wishes to nominate a person for election as a director must provide written notice to the company’s secretary in accordance with the procedures specified in Article I, Sections 13 and 14 of our Code of Regulations. In general, to be timely, the written notice must be received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. If the date of the annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the preceding year’s annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the annual meeting of shareholders is first made. The notice must provide certain information required by the Code of Regulations, including but not limited to (a) biographical and share ownership information of the shareholder (and certain affiliates), (b) descriptions of any material interests of the shareholder (and certain affiliates) in the nomination and any arrangements between the shareholder (and certain affiliates) and another person or entity with respect to the nomination, (c) biographical and employment information of each nominee, and (d) a brief description of any arrangement or understanding between each individual proposed as a nominee and any other person pursuant to which the individual was proposed as a nominee.

The Nominating and Corporate Governance Committee has utilized and expects to utilize a variety of sources to identify possible director candidates, including professional associations and Board member recommendations. In recommending candidates, the Nominating and Corporate Governance Committee considers the qualifications of candidates such as business experience and other attributes and skills, including high standards of integrity and ethical behavior, which qualify the candidate to serve as a director of the company in light of the company’s business and structure. The Nominating and Corporate Governance Committee also may consider such other elements as it deems appropriate, consistent with the factors in the company’s Corporate Governance Guidelines, including whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin. The Nominating and Corporate Governance Committee also is responsible for reviewing the qualifications of, and making recommendations to the Board of Directors regarding, director nominations submitted by our shareholders. The Committee will consider all potential candidates in the same manner regardless of the source of recommendation.

The Nominating and Corporate Governance Committee periodically will review the appropriate size of the Board and plans for director succession. In the event vacancies are anticipated or arise, the Committee will consider potential director candidates. While the Board has not adopted a formal policy, the Committee intends to include diverse candidates among the pool of potential candidates considered when seeking director candidates. As part of this process, the Committee will assess the skills and attributes of our Board as a whole and of each individual director and evaluate whether prospective candidates possess complementary and supplementary skills and attributes that would strengthen our Board.

Director compensation

Our non-employee director compensation program is intended to provide fair and competitive compensation and to align the interests of our non-employee directors with the interests of our shareholders. Key features of our non-employee director compensation program include the following:

•	A significant portion of non-employee director compensation is delivered through equity awards.
•	We provide a competitive annual cash retainer and additional retainers for committee chairs, but no meeting fees.
•

Overall director compensation is subject to a limit. Pursuant to our Amended and Restated 2020 Equity and Incentive Compensation Plan, the maximum aggregate value of compensation granted in any one calendar year to a non-employee director for his or her service as such may not exceed $500,000 (with equity awards valued for this purpose at grant date fair value for financial reporting purposes).

•	Our non-employee directors are subject to robust stock ownership guidelines (five times the annual cash retainer).
•	Directors are prohibited from pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Our non-employee director compensation program is reviewed periodically by the Compensation Committee and the Board to ensure that director compensation remains appropriate and competitive. In late 2021, the Compensation Committee asked Meridian Compensation Partners (the independent compensation consultant engaged by the Compensation Committee) to conduct a competitive market analysis of the company’s director compensation program relative to the same peer group of companies used by the company for benchmarking executive pay. After considering the results of this analysis, the Compensation Committee recommended, and the Board approved, the following changes to its compensation program for non-employee directors beginning in 2022:

•	an increase in the annual cash retainer for non-employee directors from $80,000 to $90,000;
•	an increase in the additional annual fee paid to the chairperson of the Audit Committee from $15,000 to $20,000; and
•	an increase in the additional annual fee paid to the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee from $10,000 to $15,000.

The compensation program under which non-employee directors were compensated for their services as directors during 2022 is summarized below.

Cash compensation

Each non-employee director is paid an annual cash retainer for services as a director. As noted above, for 2022 the annual cash retainer for each non-employee director was set at $90,000.

An additional annual cash retainer of $90,000 was paid to the non-executive Chairman of the Board in 2022. Further, the chairperson of each standing committee of our Board of Directors was paid the following additional annual fees:

Committee	Chairperson Fee

Audit	$20,000

Compensation	$15,000

Nominating & Corporate Governance	$15,000

Any director also employed by the company is not paid any compensation for serving as a director.

Stock compensation

Each non-employee director serving at the time of our annual meeting of shareholders receives a grant of our common shares following the meeting. The common shares are granted as restricted stock units that generally will vest on the first anniversary of the grant date. For 2022, the approximate target value of the grant for each non-employee director was $120,000.

A non-employee director who is first elected to the Board after the date of the annual meeting will receive a grant of restricted stock units at the time of his or her election to the Board. These restricted stock units generally will vest on the first anniversary of the grant date.

The company requires that the common shares granted to a non-employee director be held for as long as the director remains on the TimkenSteel Board. In addition, the Compensation Committee of the Board of Directors has adopted stock ownership guidelines that require non-employee directors to own common shares with a value equal to five times the director’s annual cash retainer. The company considers all shares owned by the director, plus unvested restricted stock units, in determining whether the director has met the ownership guidelines. As of March 1, 2023, each of the non-employee directors (except Ms. Baker and Mr. Chirekos, who were appointed as directors in November 2022 and Mr. Jones who was appointed as a director in August 2021) had achieved his or her ownership requirement.

Compensation deferral

Any non-employee director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of the Amended and Restated TimkenSteel Corporation Director Deferred Compensation Plan. Pursuant to the plan, cash fees can be deferred and paid at a future date elected by the director. The deferred amount will be adjusted based on investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of our common shares, with amounts paid in cash either in a lump sum or in installments, as elected by the director. Stock compensation can be deferred to a future date and is payable, in a lump sum or installments, in shares plus an amount representing dividend equivalents, if any dividends are declared during the deferral period.

2022 Director compensation table

The following table provides details of non-employee director compensation in 2022:

Name(1)	Fees Earned or Paid in Cash (2)	Stock Awards (3) (4)	Total

Mary Ellen Baker	$22,500	$113,795	$136,295

Nicholas J. Chirekos	$22,500	$113,795	$136,295

Diane C. Creel	$105,000	$120,201	$225,201

Randall H. Edwards	$90,000	$120,201	$210,201

Kenneth V. Garcia	$90,000	$120,201	$210,201

Ellis A. Jones	$90,000	$120,201	$210,201

Donald T. Misheff	$110,000	$120,201	$230,201

Ronald A. Rice	$180,000	$120,201	$300,201

Leila L. Vespoli	$90,000	$120,201	$210,201

Randall A. Wotring	$105,000	$120,201	$225,201

(1)	Michael S. Williams, President and CEO, is not included in this table as he was an employee of the company throughout 2022 and received no additional compensation for his services as a director.

(2)

Mary Ellen Baker and Nicholas J. Chirekos were appointed as directors effective November 2, 2022. The amounts shown for Ms. Baker and Mr. Chirekos reflect the annual cash retainer payable to non-employee directors, prorated to reflect the calendar quarters during which each served as a director during 2022.

(3)

The amount shown for each director other than Ms. Baker and Mr. Chirekos is the grant date fair value of 5,835 restricted stock units awarded on May 4, 2022, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. With respect to Ms. Baker and Mr. Chirekos, the amount shown is the grant date fair value of 6,880 restricted stock units awarded on November 2, 2022, the date they were each appointed as a director, as computed in accordance with FASB ASC Topic 718. These awards have a one-year vesting period.

(4)

As of December 31, 2022, Messrs. Edwards, Garcia, Jones, Misheff, Rice and Wotring and Mses. Creel and Vespoli each held 5,835 unvested restricted stock units, which are scheduled to vest on May 4, 2023, and Ms. Baker and Mr. Chirekos each held 6,880 restricted stock units, which are scheduled to vest on November 2, 2023.

No director had any outstanding company stock options.

Our commitment to sustainability

At TimkenSteel, our sustainability strategy reflects our vision to harness the enduring power of steel to make the world a better place. We focus on creating long-term shareholder value by employing sustainable practices. Our commitment to operating responsibly helps ensure we create and maintain a safe and healthy workplace, protect our natural resources and deliver sustainable technologies that contribute to economic growth and prosperity.

With oversight of our sustainability strategy provided by our Board of Directors, we are committed to making progress towards our long-term goals by addressing areas where we can have the most impact. We report on sustainability metrics, including providing disclosures in accordance with the Sustainability Accounting Standards Board (“SASB”) for our sector and informed by the Task Force on Climate-related Financial Disclosures (“TCFD”). Our 2022 sustainability report will also reference Global Reporting Initiative (“GRI”) standards. We believe regular, transparent communication with stakeholders about key areas of focus and our progress against established goals is pivotal to our success.

TimkenSteel’s sustainability strategy consists of three focus areas organized around environmental, social and governance (“ESG”) priorities:

Environmental Stewardship: Our commitment to environmental stewardship encompasses how we continuously seek to improve the efficiency and cleanliness of our electric arc furnace (“EAF”) operations while delivering quality products and services that help our customers succeed. We employ proactive environmental practices that focus on maintaining clean air, water and land, and comply with environmental rules and regulations. Innovation, collaboration and stakeholder engagement are embedded within our environmental programs.

Social Commitment: Our social commitment begins with protecting the health and safety of our employees, customers and suppliers, and extends to fostering an inclusive environment in which our differences are celebrated, and where everyone has the opportunity to grow and achieve their full potential. We are also inspired to make a positive impact in the communities where we live and work.

Governance and Ethics: We promote the long-term interests of shareholders and build public trust through good governance practices. This includes oversight of the sustainability strategy by our Board of Directors, which receives regular updates from senior leadership and reviews ESG-related risks and opportunities annually. We are committed to operating in accordance with the highest standards of ethics and integrity and maintaining robust programs focused on compliance.

Sustainability Report disclosures

In April 2022, TimkenSteel published its inaugural sustainability report, available on the Sustainability page on our website at www.timkensteel.com. This section includes a summary of the report, including an overview of our approach to sustainability governance and risk management, an explanation of our sustainability priorities and progress towards our goals associated with those priorities.

In April 2023, TimkenSteel expects to publish its 2022 sustainability report including GRI and SASB disclosures.

Investor outreach and shareholder engagement

We value the input we receive from our shareholders. Throughout the year, management continually engages with investors in several ways, including in-person and virtual meetings, quarterly investment calls and investor conferences and presentations. We conduct open and transparent discussions on a variety of relevant matters, which may include corporate governance topics, our executive compensation program and sustainability initiatives, among other matters. Shareholder feedback helps guide our compensation plan and changes to our corporate governance, compensation and sustainability strategy and practices.

Our 2022 investor dialogues generally solicited positive feedback from investors with regard to the best practices reflected in our executive compensation programs and our enhanced sustainability reporting.

Sustainability oversight and risk management

TimkenSteel’s Board of Directors oversees the company’s corporate responsibility and sustainability strategy. The Board conducts an annual review of the company’s sustainability strategy, risks and opportunities. The Board and its committees review information relative to the company’s environmental and safety performance, as well as human resources and governance matters, on a regular basis. The following chart highlights some of these matters, including the Board and/or committee responsible and the frequency with which these matters are reviewed.

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Frequency of Review

Review of sustainability strategy, risks and opportunities	X				Annually

Environmental

Greenhouse gas emissions	X				At least quarterly

Water usage	X				At least quarterly

Waste-to-landfill	X				At least quarterly

Reportable events	X				At least quarterly

Social

Safety

OSHA recordable case rates	X				At least quarterly

Lost time case rates	X				At least quarterly

Human Resources

Headcount			X		At least quarterly

Voluntary attrition			X		At least quarterly

Payroll costs			X		At least quarterly

Grievances filed by union			X		At least quarterly

Employee diversity			X		Annually

Succession planning			X		Annually

Governance

Ethics and compliance reports		X			Quarterly

Related party transactions				X	At least annually

Cybersecurity risks	X				At least annually

Disclosure controls and procedures		X			Quarterly

Executive compensation			X		At least annually

Director independence				X	At least annually

Board diversity/ skills and qualifications				X	At least annually

Board and committee evaluations	X	X	X	X	Annually

Enterprise risk management	X	X			Annually

At the management level, we have established a steering committee, comprised of senior-level leaders representing the company’s legal, finance, environmental, human resources, communications, manufacturing, engineering, supply chain and commercial organizations, with responsibility for, among other matters, sponsoring, informing and advising on high priority sustainability topics through periodic materiality assessments; ensuring that goals are developed for high priority sustainability topics; and sponsoring, approving and overseeing key sustainability projects. Core working groups are then established to lead individual high priority topics and projects, under the guidance and leadership of a steering committee sponsor. This governance structure facilitates the establishment of sustainability priorities by the company’s senior management team (in alignment with the strategy set by the Board of Directors), with functional area experts throughout the company responsible for leading the projects to implement the established priorities.

2022 represented the first full year of steering committee operations, and its focus during the year was on the development of its organizational strategy, including team composition and project tracking procedures. This included forming specialized subcommittees, responsible for implementing foundational elements of our company-wide sustainability programs and initiatives. These subcommittees promote enhanced cross-functional engagement and are organized around key topics such as data controls and procedures, external reporting, governance and strategy, sustainability projects and annual priorities and key performance indicators.

Areas of focus

Our sustainability goals align with the ESG topics that matter most to our stakeholders, as defined by the materiality assessment we conducted in 2021.

After collecting and analyzing responses from key stakeholders, we determined the following ESG matters are most relevant and reasonably likely to impact the company’s financial condition, operating performance, strategy and financial planning and accordingly established the following pillars and focus areas for our sustainability program.

Environmental stewardship

2030 environmental goals

In October 2021, TimkenSteel announced 2030 environmental goals – a critical milestone in the evolution of the company’s sustainability program.

We committed to the following 2030 environmental goals, compared with a 2018 baseline:

•	40% absolute reduction in combined Scope 1 and Scope 2 greenhouse gas emissions
•	30% absolute reduction in total energy consumption (direct and indirect)
•	35% absolute reduction in fresh water withdrawn
•	10% reduction in waste-to-landfill intensity

The company’s 2030 targets for greenhouse gas emissions, energy consumption and fresh water withdrawn are based on an absolute or total reduction in the amount of greenhouse gas emissions, energy consumption and fresh water withdrawn as compared to a 2018 baseline. In contrast, the company’s waste-to-landfill target is based on an intensity or percentage reduction of waste-to-landfill per ton of steel shipped as compared to a 2018 baseline. All 2030 targets are based on the company’s operating assets as of 2018 and do not account for any future inorganic growth or other expansion of its facilities or operating assets, for which an adjustment to the absolute reduction may be required. The company selected 2018 as the baseline year as it aligns with the baseline used in the company’s SASB disclosure. Following the anticipated publication of steel sector guidance and standards in 2023, the company intends to submit a science-based target for validation by an accredited third-party organization, which may result in refreshed environmental goals.

Beyond our 2030 environmental goals, TimkenSteel aspires to achieve carbon neutrality.

The company’s 2030 targets are supported by projects across the company’s manufacturing, supply chain and corporate operations and, in 2021, the indefinite idling of the company’s Harrison melt and casting assets contributed to the reduction in greenhouse gas emissions.

Social commitment

In addition to our environmental targets, we are committed to health and safety and fostering a diverse, equitable and inclusive culture on our Board, in leadership and throughout our company.

Health and safety

At TimkenSteel, our core value of Safety First expresses our belief that the health and well-being of our fellow employees is essential to our ability to achieve our mission to be an industry-leading provider of high-quality steel and to deliver exceptional value for our customers, employees and investors. Building and maintaining a culture of safety empowers each of us as individuals, and collectively as a company, to successfully grow. Our commitment to safety is rooted in the recognition that our personal actions affect the safety and performance of others. This sense of responsibility drives engagement through increased awareness of the vital role each team member plays in promoting a safe work environment while maintaining our commitment to best-in-class quality in our processes and products.

We recognize the need and are committed to improving the company’s safety culture. During 2022, we introduced new safety training focused on the core elements of improving the safety culture and performance while helping to understand the direct impact human factors have on all of us. In 2023, we intend to build on this foundation with additional training regarding human factors which positively influence safety, performance and reliability outcomes. We expect to invest approximately $7 million in 2023 in company-wide safety training, equipment and improved safety practices, processes and programs in an effort to ensure we are creating a lasting culture of safety. To reinforce the importance of operating safely and responsibly, a safety metric (comprised of both leading and lagging indicators beginning in 2023) is included in our annual incentive compensation plan for all salaried employees.

Diversity, equity and inclusion

At TimkenSteel, we believe our people are our strongest assets. Diversity, equity and inclusion (“DEI”) are fundamental to our strategic imperative to attract and retain a diverse workforce. We foster a culture that lends a variety of perspectives and expertise to our operations and reflects the communities in which we operate. We recognize that a diverse workforce and an inclusive, engaging culture has enabled us to deliver innovative solutions throughout the life of our business and is key to our continued business success. Within our organization, we maintain employee resource groups (“ERGs”) which further promote diversity, equity and inclusion. In 2022, we established a DEI Advisory Council comprised of senior leaders in the company and the executive sponsors of our ERGs to help establish priorities to advance the company’s DEI objectives. TimkenSteel is also proudly involved in several organizations that promote and foster diversity, equity and inclusion in our community and industry.

Compensation and total rewards

We provide competitive compensation programs to help meet the needs of our employees. Our programs are designed to support the profitable growth of our business; attract, reward, and retain the talent we need to succeed; support the health and overall well-being of our employees; and reinforce a performance-based culture.

In addition to base compensation, we offer quarterly and annual incentive compensation, stock awards and participation in various retirement plans. Our company also provides employer-sponsored health and wellness benefits to our employees.

Employee retention

We seek to retain the best people by providing them with opportunities to grow, build skills and be appreciated for their contributions as they work to serve our customers. Our employees are critical to our success and are the reason we are able to execute at a high level. We believe a continuous focus on employee engagement will help us provide high quality products to our customers. In 2022, we launched a new employee engagement survey tool to gather insight into the level of employee engagement at TimkenSteel and other factors that contribute to a successful workplace. The initial survey was followed by quarterly pulse surveys to ensure we are continuously listening to our employees and measuring our progress. We regularly communicate with our employees regarding survey results and actions being taken in response.

We diligently track our employee retention and management regularly evaluates our employees’ retention risk. For 2022, we ended the year with an overall voluntary turnover rate of approximately 16 percent, comprised of approximately 10 percent for salaried and approximately 18 percent for hourly employees. This compares to an overall voluntary turnover rate of approximately 10 percent in 2021. The higher voluntary turnover rate in 2022 was driven primarily by a competitive labor market as well as a higher rate of retirements attributable to rising discount rates and the impact on lump-sum pension benefits.

Employee training and development

At TimkenSteel, we believe that our vision moves us forward and our people drive our success. That is why it is a core component of our strategy to invest in talent and leadership development at all levels of TimkenSteel. We invest significant resources to develop talent with the right capabilities to deliver the growth and innovation needed to support our business strategy. In 2022, we introduced several new training initiatives aimed at developing leadership and other professional skills and capabilities, including Perpetual’s High-Performing Teams, Thayer Leadership Principles, negotiation skills and supervisor training, as well as a new apprentice program for mechanical and electric maintainers. We also offer an educational reimbursement program to assist employees with the cost of obtaining certain undergraduate or graduate degrees. TimkenSteel encourages our employees to constantly learn and grow and has aligned our performance management system to support this focus on continuous learning and development.

Commitment to human rights

At TimkenSteel, we are committed to the protection and advancement of human rights. We recognize our responsibility for the company’s culture and the impact our practices have on society as a whole. Being ethical and responsible at our core means that we believe in treating all people with dignity and respect, from our workplaces to our supply chain partners. Fundamental human rights go beyond any policy—they are inherent to all human beings, regardless of race, sex, nationality, ethnicity, religion or other status, and are embedded throughout our organization. We do not tolerate harassment or disrespect of an individual for any reason, and we strictly forbid any form of child labor, forced labor or slavery, or human trafficking at any of our facilities or within our supply chain. TimkenSteel maintains policies on human rights, child and forced labor and human trafficking, as well as a supplier code of conduct, each of which can be found on the Sustainability page of our website at www.timkensteel.com. These policies, together with our Code of Conduct, include additional details regarding our commitment to human rights.

More information on TimkenSteel’s corporate responsibility and sustainability strategy, reporting and programs can be found on the Sustainability page of our website at www.timkensteel.com. As information regarding progress towards our sustainability goals becomes available, we will also share this information on the Sustainability page of our website.

Corporate governance

Corporate Governance Guidelines

The Board of Directors has adopted the TimkenSteel Corporation Corporate Governance Guidelines. These guidelines outline the responsibilities of the Board of Directors, director selection criteria and procedures, board composition criteria and various policies and procedures designed to ensure effective and responsive governance. The TimkenSteel Corporation Corporate Governance Guidelines are reviewed annually by the Nominating and Corporate Governance Committee and are available on our website at www.timkensteel.com.

Code of Conduct

Being ethical and responsible is a core value of the company. As such, we hold ourselves to the highest ethical standards and recognize that we are all responsible for the company culture and for the impact that our practices have on society as a whole. Each of our employees and directors is required to comply with the TimkenSteel Corporation Code of Conduct, a code of business conduct and ethics adopted by the company. The TimkenSteel Corporation Code of Conduct sets forth policies covering a broad range of subjects, including antitrust and competition; corruption and bribery; conflicts of interest; inside information; accurate financial records; harassment; environmental, health and safety; and intellectual property, among other matters, and requires strict adherence to laws and regulations applicable to the company’s business. Any waiver of the Code of Conduct for executive officers or directors may be made only by the Board of Directors or its Nominating and Corporate Governance Committee and will be disclosed promptly in accordance with applicable law and rules of the New York Stock Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at www.timkensteel.com. The TimkenSteel Corporation Code of Conduct is reviewed periodically by the Nominating and Corporate Governance Committee and is available on our website at www.timkensteel.com.

We also expect our suppliers, vendors and other supply chain partners to adhere to certain standards related to corporate integrity, fair and ethical business practices, responsible product sourcing and the safety and wellbeing of workers across our global supply chain. Accordingly, we have adopted a Supplier Code of Conduct, which is available on our website at www.timkensteel.com.

Director independence

The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of directors. After consideration of all relevant facts and circumstances, including each individual’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships with the company, the Board has determined that the following directors meet those independence standards and that each of these individuals is independent and free of any material relationships with the company other than as established through his or her service as a director of the company: Mary Ellen Baker, Nicholas J. Chirekos, Diane C. Creel, Randall H. Edwards, Kenneth V. Garcia, Ellis A. Jones, Donald T. Misheff, Ronald A. Rice, Leila L. Vespoli and Randall A. Wotring. There are no family relationships among any of our directors or executive officers.

Board leadership structure

The Board of Directors believes it is important to retain flexibility to allocate the responsibilities of the offices of the chairman and chief executive officer in a manner that is in the best interests of the company’s shareholders. In October 2019, the Board of Directors separated the positions of chairman and chief executive officer. Ronald A. Rice has served as non-executive chairman since May 5, 2021. Among other duties, the non-executive chairman presides over all meetings of the Board of Directors (including executive sessions of the independent directors), provides direction and input on agendas, schedules and materials for Board meetings, acts as the Board of Directors’ liaison to senior management and is available for consultation and direct communications with major shareholders and other stakeholders as appropriate.

At this time, the Board of Directors believes that the separation of the chairman and chief executive officer positions is in the best interests of shareholders because it allows the company’s chief executive officer to focus his time and energy on driving the company’s business, strategy and performance, while allowing the non-executive chairman to lead the Board of Directors in its fundamental role of providing advice, counsel and oversight to management regarding the company’s business, strategy and performance. The Board periodically reviews the Board’s leadership structure and its appropriateness given the needs of the Board and the company at such time. In addition, the Board believes its risk oversight framework, as described under “Risk oversight” and “Sustainability oversight and risk management,” would be effective under a variety of leadership structures, and therefore do not materially affect its choice of structure.

In addition to our independent non-executive chairman, independent directors chair the Board’s three standing committees: the Audit Committee, chaired by Donald T. Misheff; the Compensation Committee, chaired by Diane C. Creel; and the Nominating and Corporate Governance Committee, chaired by Randall A. Wotring. In their capacities as independent committee chairs, Messrs. Misheff and Wotring and Ms. Creel each have responsibilities that contribute to the Board’s oversight of management, as well as facilitating communication among the Board and management.

Annual board and committee evaluations

The Board, through the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to assess the effectiveness and performance of the Board. Each committee also conducts an annual self-evaluation to assess the effectiveness and performance of the committee.

The Nominating and Corporate Governance Committee designs and establishes the overall evaluation framework. The chairperson of the Nominating and Corporate Governance Committee leads the evaluation interviews and feedback for the Board and the Nominating and Corporate Governance Committee, while the chairpersons of the Audit Committee and Compensation Committee lead the interviews and feedback for their respective committees. One-on-one discussions are conducted with each director to obtain their assessment of the effectiveness and performance of the Board and each committee on which the director serves. The substance of the discussion is at the absolute discretion of the participants, but the Nominating and Corporate Governance Committee may provide an outline of topics in order to help focus the discussion. Discussion topics may include, among other matters, Board and committee composition and refreshment, including the process for identifying and evaluating potential candidates and whether the Board and committees have the appropriate mix of experience, skills, diversity and expertise; committee structure; peer reviews; conduct of Board and committee meetings, including timing, location, content and materials; identification of areas for increased or decreased focus by the Board and committees; and access to appropriate resources.

For the Board evaluation, a summary of the results is presented to the Board on an anonymous basis, identifying any themes or issues that have emerged. Similarly, each committee reviews a summary of the results of its evaluation and reports the results to the Board. In response to feedback received during the board and committee evaluation process for 2022, actions are being taken to provide additional information regarding, and ensure sufficient time during meetings of the Board is devoted to, strategy and other specified areas of focus requested by the Board.

Director tenure

As discussed in more detail under “Proposal 1 – Election of Directors,” pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will submit his or her resignation to the Board of Directors promptly after the certification of the election results, which the Board of Directors may determine to reject. In addition, any director who experiences a change in primary occupation, position or business affiliation, including retirement, is required to tender a resignation to the Chairman, conditional upon acceptance by the Board of Directors. The Board may decline to accept any such resignation. In addition, the Board has implemented a policy that requires directors to retire from the Board of Directors at the first annual meeting of shareholders after reaching the age of 75, unless the Board approves an exception to this policy.

Director overboarding policy

Pursuant to our Corporate Governance Guidelines, directors may not serve on more than three other public company boards in addition to our Board of Directors. Any director who is also our Chief Executive Officer or other named executive officer may not serve on more than one additional public company board. The Board may approve exceptions to these limits. All of our current directors comply with our overboarding policy.

Risk oversight

The Board of Directors, in close coordination with its standing committees, oversees the company’s management of risk, including operational, financial, legal, regulatory, human capital, information technology and cybersecurity, environmental and strategic risks, as well as the company’s processes for identifying, reporting and mitigating risks. In recent years, management and the Board have also discussed risks relating to supply chain disruption and inflation as a result of the global economic environment.

Each year, management, under the leadership of the Senior Director—Internal Audit, conducts an enterprise risk management assessment and presents its findings to the Board of Directors, including an identification of the top risks to the organization. Throughout the year, management reviews these risks and discusses new events or emerging trends (engaging with outside advisors where appropriate) that may change the top risks or impact the likelihood and magnitude of such risks. In addition to the enterprise risk management assessment, at least quarterly, management reviews with the Board the anticipated risks and opportunities, both internal and external, for the company’s annual business plan, including an assessment of the likelihood and magnitude of each such risk and opportunity.

The Audit Committee reviews and discusses the guidelines, policies and processes by which the CEO and senior management of the company assess and manage risks and discusses the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Compensation Committee considers potential risks arising from the company’s compensation policies and practices for its employees, risk management practices and whether the company’s compensation programs encourage unnecessary or excessive risk-taking, as discussed further in the Compensation Discussion and Analysis.

Where the Board of Directors, directly or through another committee of the Board, has processes in place to oversee the management and assessment of non-financial risks, the Audit Committee will review such risk management processes in a general manner. The Board believes that this approach, supported by our senior leadership structure, provides appropriate checks and balances against undue risk-taking.

For additional information regarding oversight of sustainability risks by the Board of Directors and its committees, see “Sustainability oversight and risk management.”

Cybersecurity and Information Security Risk Oversight

In addition, like all businesses, we face threats related to cybersecurity, as we rely on information systems and the Internet to conduct certain business activities. In light of the pervasive and increasing threat from cyberattacks, the Board of Directors, with input from management, assesses the measures implemented by us to mitigate and prevent cyberattacks. The company’s Senior Director—Information Technology consults with and provides regular updates to the Board on technology and cybersecurity matters, including, at least annually, an assessment of our cybersecurity program and risks. In an effort to enhance the skills and capabilities of the Board of Directors and improve the Board’s oversight of cybersecurity risks, in 2022 the Board appointed a new member, Mary Ellen Baker, who brings to the Board additional technology and cybersecurity expertise, with extensive experience in governance and risk oversight related to technology, cybersecurity and control environment assurance, as well as large-scale technology, operations, cybersecurity and enterprise data initiatives.

Related-party transactions approval policy

As noted, our directors and employees, including our executive officers, are subject to the TimkenSteel Corporation Code of Conduct, which requires employees and directors to act in the best interests of the company and to avoid actual or potential conflicts of interest. To fulfill this duty, employees and directors must avoid situations in which their actions or loyalties are, or may appear to be, divided. While not every situation can be identified in a written policy, our Code of Conduct specifically prohibits the following situations:

•	holding a significant financial interest or directorship in any of our customers, competitors or suppliers;
•	entering into personal transactions with our customers or suppliers on terms other than those generally available to the public or our company’s employees;
•	investing in customers, suppliers or competitors that are not publicly traded;
•

making or receiving a loan or credit from any of the company’s customers, competitors or suppliers or from a director, officer or employee of a customer, competitor or supplier, other than in the ordinary course of our company’s business;

•	giving or receiving gifts, gratuities or entertainment except to the extent they are customary, of nominal value and not intended to influence a business decision;
•	taking personal advantage of corporate opportunities that the company might be interested in pursuing;
•	using the company’s assets for personal gain;
•	using the company’s property other than in connection with our business; and
•	conducting business with or supervising family members or friends.

Pursuant to the Code of Conduct, employees’ requests for waivers of the Code of Conduct, including but not limited to waivers of any potential or actual conflict of interest, must be submitted to and approved by the General Counsel. Any requested waivers of the Code of Conduct for directors or executive officers can be made only by the Board of Directors or the Nominating and Corporate Governance Committee of the Board. Any such waivers for directors or executive officers will be disclosed promptly in accordance with applicable law and the rules of the New York Stock Exchange. We intend to disclose any such waiver, or any amendment to our Code of Conduct, within four business days on our website at www.timkensteel.com. There were no requests for, or grants of, waivers of the Code of Conduct for any of our executive officers or directors in 2022.

The Nominating and Corporate Governance Committee also is responsible for reviewing and, if appropriate, approving or ratifying any related-party transaction required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933. In this regard, during 2022, the company purchased approximately $74,081,243 in products from, and sold approximately $18,140,221 in products to, various companies affiliated with Ellwood Group, Inc. (“Ellwood”). As of March 1, 2023 and throughout 2022, Ellwood owned more than 5 percent of the company’s outstanding common shares and therefore constituted a “related party” for purposes of Item 404(a). The purchases and sales between the company and affiliates of Ellwood were made in the ordinary course of business and on an arms-length basis and have been approved by the Nominating and Corporate Governance Committee.

Anti-hedging policy

Our insider trading policies prohibit all employees (including our executive officers) and directors from engaging in any speculative transactions involving company stock or securities, including short sales; the purchase or sale of puts, calls or listed options; and other hedging transactions such as zero-cost collars and forward contracts. Additionally, certain employees (including our executive officers) and directors are prohibited from holding company securities in a margin account or pledging company securities as collateral for a loan.

Beneficial ownership of common stock

The following table shows, as of March 1, 2023, the beneficial ownership of our common shares by each director, nominee for director and NEO, and by all directors, nominees for director and current executive officers as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent of Class(3)

Mary Ellen Baker	—	—

Nicholas J. Chirekos	—	—

Diane C. Creel	94,241	*

Randall H. Edwards	85,430	*

Kenneth V. Garcia	68,541	*

Ellis A. Jones	7,830	*

Donald T. Misheff	88,832	*

Ronald A. Rice	116,693	*

Leila L. Vespoli	65,320	*

Randall A. Wotring	119,339	*

Michael S. Williams	—	—

Kevin A. Raketich	115,597	*

Kristine C. Syrvalin	58,877	*

Kristopher R. Westbrooks	212,774	*

All directors, nominees for director and current executive officers as a group(2) (14 Individuals)	1,033,474	2.3%
*	Percent of class is less than 1%.

(1)

Except as otherwise indicated below, for the purposes of this table beneficial ownership of our common shares is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of our common shares. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of our common shares. None of the shares owned by directors, nominees or the executive officers have been pledged as security.

(2)	The following table provides additional details regarding beneficial ownership of our common shares:

Name	Outstanding Options(a)	Deferred Common Shares(b)

Mary Ellen Baker	0	0

Nicholas J. Chirekos	0	0

Diane C. Creel	0	0

Randall H. Edwards	0	0

Kenneth V. Garcia	0	15,541

Ellis A. Jones	0	7,830

Donald T. Misheff	0	88,232

Ronald A. Rice	0	0

Leila L. Vespoli	0	64,240

Randall A. Wotring	0	61,269

Michael S. Williams	0	0

Kevin A. Raketich	59,595	0

Kristine C. Syrvalin	24,752	0

Kristopher R. Westbrooks	87,390	0

(a)

Includes shares that the individual named in the table has the right to acquire on or before April 30, 2023, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. Including those listed, all directors, nominees for director, and executive officers as a group have the right to acquire 171,737 shares on or before April 30, 2023, through the exercise of stock options pursuant to the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan and/or the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Acquired through deferrals of directors’ cash or equity compensation; these shares will not be issued until a later date under the TimkenSteel Corporation Director Deferred Compensation Plan.

(3)	Calculated using 43,880,058 shares outstanding as of March 1, 2023 as the number of common shares outstanding.

The following table provides information known to us about each beneficial owner of more than 5 percent of our common shares as of March 1, 2023, unless otherwise indicated below.

Beneficial Owner	Amount	Percent of Class(6)

BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	7,427,015	16.9%

Ellwood Group, Inc.(2) 1105 N. Market Street P.O. Box 8985, Suite 1300 Wilmington, DE 19810	4,285,026	9.8%

The Vanguard Group Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	3,453,563	7.9%

Dimensional Fund Advisors LP(4) 6300 Bee Cave Road Building One Austin, TX 78746	3,331,225	7.6%

State Street Corporation(5) State Street Financial Center 1 Lincoln Street Boston, MA 02111	2,473,178	5.6%

(1)

Pursuant to a Schedule 13G/A filed with the SEC on January 23, 2023, BlackRock, Inc. reported it is the beneficial owner of, and has sole dispositive power over, 7,427,015 of our common shares, with respect to which it has sole voting power over 7,339,672 shares and shared voting power over no shares.

(2)

Pursuant to a Schedule 13D/A filed with the SEC on January 5, 2016, Ellwood Group, Inc. and its wholly-owned subsidiary, Ellwood Group Investment Corp., reported it is the beneficial owner of, and has sole voting and dispositive power with respect to, 4,285,026 of our common shares.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2023, The Vanguard Group Inc. reported it is the beneficial owner of 3,453,563 of our common shares, with respect to which it has sole voting power over no shares, shared voting power over 67,782 shares, sole dispositive power over 3,353,241 shares and shared dispositive power over 100,322 shares.

(4)

Pursuant to a Schedule 13G/A filed with the SEC on February 10, 2023, Dimensional Fund Advisors LP reported it is the beneficial owner of, and has sole dispositive power over, 3,331,225 of our common shares, with respect to which it has sole voting power over 3,273,452 shares and shared voting power over no shares. Dimensional Fund Advisors LP disclaims beneficial ownership of the shares reported in the Schedule 13G as all such shares are owned by investment companies and other commingled funds, group trusts and separate accounts for which Dimensional Fund Advisors provides investment advice or serves as investment manager or sub-adviser.

(5)

Pursuant to a Schedule 13G/A filed with the SEC on February 3, 2023, State Street Corporation reported it is the beneficial owner of, and has shared dispositive power over, 2,473,178 of our common shares, with respect to which it has shared voting power over 2,415,823 shares and sole voting power over no shares.

(6)	Calculated using 43,880,058 shares outstanding as of March 1, 2023 as the number of common shares outstanding.

Proposal 2

Ratification of selection of independent auditor

Appointment of independent auditor for 2023

The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of the company’s financial statements and our internal control over financial reporting for the 2023 fiscal year. Ernst & Young has served as TimkenSteel’s independent auditor since 2012.

The selection of Ernst & Young as our independent auditor is not required to be submitted to a vote of our shareholders for ratification, but our Board of Directors believes obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young and may retain that firm or another firm without resubmitting the matter to our shareholders. Even if the shareholders ratify this appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the company’s best interest.

Representatives of Ernst & Young are expected to be present at the 2023 annual meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification of the appointment of Ernst & Young as the company’s independent auditor for the 2023 fiscal year requires the affirmative vote of a majority of the votes cast on the proposal.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for the ratification of the selection of Ernst & Young LLP as the independent auditor for the 2023 fiscal year.

Services of independent auditor for 2022

Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the company for the fiscal years ended December 31, 2021 and 2022:

	2022	2021

Audit fees(a)	$1,277,751	$1,164,340

Audit-related fees	—	—

Tax fees	—	—

All other fees	—	—

Total fees	$1,277,751	$1,164,340

(a)

Audit fees consist of fees for professional services rendered for the audits of our annual consolidated financial statements and internal control over financial reporting, and the statutory audit performed in the UK. The audit fees also include professional services provided in connection with changes in accounting and accounting and financial reporting associated with non-recurring transactions and SEC filings.

Audit Committee pre-approval policies and procedures

The Audit Committee annually approves the scope of services and fees payable for the year-end audit and statutory audits to be performed by the independent auditor for the next fiscal year. In addition, the Audit Committee has adopted a pre-approval policy pursuant to which the Committee annually approves certain audit, audit-related and tax services that may be provided by the independent auditor, along with the associated fees for such services, during the upcoming fiscal year. Other than services pre-approved in connection with the annual engagement of the independent auditor or pursuant to the pre-approval policy, all services to be provided by the independent auditor must be specifically pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. With certain specified limitations, the Audit Committee has delegated its pre-approval authority to its chairperson, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policies and procedures.

Proposal 3

Approval, on an advisory basis, of named executive officer compensation

We are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. Although this is an advisory vote, and therefore not binding on our Board of Directors, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our shareholders with respect to this proposal and will review and consider the voting results when making future decisions regarding our executive compensation programs. We conduct this “say-on-pay” vote annually as we consider it to be a matter of good corporate governance. At the 2022 annual meeting of shareholders, the “say-on-pay” advisory vote passed with approximately 96% of votes cast in favor of our proposal. We anticipate that shareholders will next have the opportunity to vote on the frequency of future advisory votes on the compensation of our named executive officers at the 2027 annual meeting of shareholders.

As we explain in the compensation discussion and analysis that follows, our executive compensation program is designed to attract, retain, motivate and reward our named executive officers for achieving specific annual, long-term and strategic goals, and also for increasing shareholder value. We believe the compensation program for our named executive officers:

•	aligns the interests of our executives with those of our shareholders;
•	rewards executives for sustained, strong business and financial results; and
•	enables us to attract, retain and motivate the best talent.

We encourage you to review carefully the compensation discussion and analysis, the compensation tables and related disclosures included in this proxy statement. They contain information about the processes the Compensation Committee follows and the factors it considers when determining compensation for our named executive officers. They also describe the elements of our executive compensation program and the 2022 compensation of our named executive officers.

Therefore, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are asking you to approve, on an advisory (non-binding) basis, the following resolution at our 2023 annual meeting of shareholders:

RESOLVED, that the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and other related material disclosed in this proxy statement, is hereby APPROVED.

The Board recommends that shareholders indicate their support for the compensation of the company’s named executive officers as described in this proxy statement by voting “FOR” approval of this proposal at the annual meeting.

The Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. If there are a significant number of negative votes, the Compensation Committee will seek to understand and consider the concerns that influenced such votes in making future decisions about executive compensation programs.

Shares represented by proxy will be voted FOR this proposal unless you specify otherwise in your voting instructions.

Your Board of Directors recommends a vote for advisory approval of the compensation of our named executive officers.

Compensation discussion and analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our named executive officer (“NEO”) compensation philosophy and practices, and the factors considered by the Compensation Committee in granting and delivering NEO compensation for 2022.

This CD&A focuses on the following individuals, whom we have determined to be the NEOs of TimkenSteel for 2022:

Named executive officer	Title

Michael S. Williams	President and Chief Executive Officer
Kristopher R. Westbrooks	Executive Vice President and Chief Financial Officer
Kristine C. Syrvalin	Executive Vice President, General Counsel and Chief Human Resources Officer
Kevin A. Raketich	Executive Vice President and Chief Commercial Officer

Executive summary

Our 2022 business performance

2022 was a tale of two halves. Through the first six months of 2022, we achieved record adjusted EBITDA and strong operating cash flow. We attribute our success to the execution of our strategic imperatives, including our commercial focus on high-value end markets, supported by a strong demand and base pricing environment.

However, in the second half of 2022, we experienced a melt shop operational incident which resulted in unplanned downtime and significantly impacted the company’s financial results. Despite the melt shop operational challenges, our teams continued to make progress in other areas including:

•	our information technology transformation which aims to modernize our systems while reducing cost and complexity;

•	the relocation of our scrap yard for increased efficiency and cost savings;

•	the creation of an inside sales organization to better serve smaller, highly profitable customers;

•	high-performance team training and apprenticeship programs to build a talent pipeline; and

•	progress towards our 2030 sustainability goals which were outlined in the company’s inaugural sustainability report.

In 2022, the company reported net sales of $1.3 billion and recorded net income of $65.1 million, adjusted EBITDA(2) of $172.2 million and operating cash flow of $134.5 million.

We remain on track to achieve our targeted $80 million dollars of profitability improvements expected between 2022 and 2026.

In 2022, through the repurchase of common shares and convertible notes, the company spent nearly $120 million in shareholder return activities, reducing diluted shares outstanding by approximately 12 percent.

With full-year adjusted EBITDA and second-half adjusted operating cash flow performance both falling short of the targeted performance objectives for 2022 as a result of the operational issue experienced in the second half of the year, the variable compensation payout to employees was 75.1 percent of target, validating that our pay-for-performance compensation plans operated as intended.

2022 Net sales $1,329.9M Net income $65.1M(1) Adjusted EBITDA(2) $172.2M	as compared with	2021 Net sales $1,282.9M Net income $171.0M(1) Adjusted EBITDA(2) $245.9M
(1)	Net income for 2022 and net income for 2021 include a gain of $35.4M in 2022 and a gain of $20.1M in 2021 from the remeasurement of benefit plans.
(2)	Adjusted EBITDA is a non-GAAP financial measure. Please see appendix for a reconciliation of this financial measure to the most comparable GAAP financial measure.

Pay for performance

At TimkenSteel, we believe in rewarding employees, including our NEOs, for helping the company achieve our corporate goals, deliver exceptional performance and build shareholder value. In this spirit, we designed our executive compensation program to further the following objectives:

Executive Compensation Program Objectives:

✓ Align the interests of our executives and shareholders
✓ Reward executives for strong business and financial results
✓ Attract, retain and motivate the best talent

The compensation of our NEOs during 2022 reflects our financial results and demonstrates that our compensation plans pay for performance as intended.

•

The metrics established for our annual performance award plan (“APA plan”) for 2022 were (i) adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and (ii) adjusted operating cash flow, with performance modifiers for achieving certain safety objectives and for individual performance.

•

While first-half adjusted operating cash flow performance exceeded the maximum performance objective, second-half adjusted operating cash flow and full-year adjusted EBITDA performance both fell short of the target performance objectives established for 2022, resulting in a payout percentage on the adjusted EBITDA and adjusted operating cash flow metrics of 79.0 percent of target. Because the safety modifier was not achieved, this 79.0 percent payout percentage was multiplied by 95 percent to arrive at a total calculated payout under the APA plan of 75.1 percent of target, prior to application of the individual performance modifier.

•

This payout level under the APA plan reflected solid adjusted EBITDA and adjusted operating cash flow driven by strong results for the first half of 2022 and the success of our commercial strategies, offset by the significant financial impact of an operational issue which caused unplanned downtime in the second half of the year.

•

NEOs earned 116.67 percent of the target number of performance shares granted for the 2020-2022 performance cycle, based on the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2020 and ending December 31, 2020, 2021 and 2022. The above-target payout earned for the 2020-2022 performance cycle combined with a nearly 350 percent increase in the company’s share price from the initial grant date of March 2, 2020 to the December 31, 2022 conclusion of the performance period resulted in a total realized payout to participating NEOs equal to approximately 403 percent of the target value of the 2020-2022 performance share award.

2022 say-on-pay vote and 2023 executive compensation changes

In 2022, shareholders approved the compensation of our NEOs with approximately 96 percent of votes cast in favor of our “say-on-pay” proposal. Our Compensation Committee considered the results of this advisory vote, the changes made to executive compensation programs in recent years, shareholder feedback and market data in its annual review of executive compensation plans. Based on this evaluation, for 2023 the Compensation Committee has determined to continue to focus the annual incentive plan on profitability, cash flow generation and safety, and to use relative total shareholder return, measured for the one-, two- and three-year periods within a three-year performance cycle, as the metric for the performance shares awarded under the company’s long term incentive plan.

With respect to the annual incentive plan, the Committee determined to adjust the weighting of the metrics in 2023, with a 50 percent weighting on adjusted EBITDA, a 30 percent weighting on adjusted operating cash flow and a 20 percent weighting on safety metrics. The Committee decided to shift safety from a modifier to a weighted metric with a 20 percent weighting for the NEOs to reinforce the strategic importance of improving the company’s safety culture and performance.

With respect to the long-term incentive plan, the Committee has determined that all long-term incentive grants made in 2023 will continue to be in the form of performance shares and time-based restricted stock units, with the long-term incentive mix for Mr. Williams being approximately 60 percent performance shares and 40 percent time-based restricted stock units, and the long-term incentive mix for the other NEOs remaining approximately 50 percent performance shares and 50 percent time-based restricted stock units.

Further, with respect to performance shares awarded for the 2023-2025 performance cycle, the performance shares will continue to be earned at the conclusion of the three-year performance cycle based on the company’s relative total shareholder return as compared to an identified peer group of steel companies. As in prior years, relative total shareholder return will be measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” one-, two- and three-year plan. Unlike prior performance cycles where the three “nested” performance periods were weighted equally in calculating the final payout, for the 2023-2025 performance shares, the one- and two-year “nested” periods will each have a 25 percent weighting and the three-year “nested” period will have a 50 percent weighting when determining the number of performance shares earned at the conclusion of the three-year performance cycle. The Committee believes that this change in the weightings of the “nested” performance periods supports the objective of the company’s long-term incentive plan to link executive compensation to building long-term shareholder value.

Finally, in connection with the annual review of the compensation of the company’s President and CEO, in February 2023 the Compensation Committee recommended and the Board approved for Mr. Williams an increase in (i) annual base salary from $800,000 to $835,000 and (ii) the target value of awards under the company’s long-term incentive plan from $2.4 million to $3.0 million annually. The Compensation Committee’s recommendation to increase the base salary and target value of Mr. Williams’ long-term incentive awards was based on a combination of factors, including his exceptional performance as CEO since joining the company in January 2021 and a finding that the current target total direct compensation for Mr. Williams fell below the market median competitive range (as compared to peer group compensation data provided by the Committee’s independent compensation consultant, Meridian Compensation Partners, LLC). There was no increase to the target annual incentive opportunity (as a percentage of base salary) for Mr. Williams for 2023.

Executive compensation highlights

What we do	What we don’t do
✓ Pay for performance	x Provide excise tax gross-ups
✓ Establish target pay based on market norms	x Re-price stock options without shareholder approval
✓ Deliver total direct compensation primarily through variable pay	x Pay current dividends on any restricted stock units
✓ Set challenging short- and long-term incentive award goals	x Provide excessive perquisites
✓ Provide strong oversight and regular evaluation of compensation programs, taking into account shareholder feedback and market practices	x Reward executives without a link to performance or creation of shareholder value
✓ Maintain robust stock ownership requirements
✓ Include double-trigger vesting in the event of a change in control
✓ Adhere to an incentive compensation recoupment “clawback” policy
✓ Maintain anti-hedging and anti-pledging policies with respect to company stock
✓ Offer market-competitive benefits
✓ Consult with an independent advisor on pay

Our compensation philosophy

At TimkenSteel, our executive compensation program is designed to align our executives’ interests with those of our shareholders, to reward leaders for strong business results, and to attract, retain and motivate the best talent in the industry.

Our executive compensation philosophy embodies the following principles:

✓	Recognizes people are our strongest asset

✓	Rewards results linked to short- and long-term performance (pay-for-performance)

✓	Positions pay affordably and competitively in the marketplace

✓	Drives a focus on increasing shareholder value

Rewarding performance

TimkenSteel’s success depends largely on the contributions of motivated, focused and energized people working together to achieve our strategic objectives. This understanding shapes our approach to providing a competitive total rewards package to our CEO and the other NEOs.

As noted above, pay-for-performance is one of the four principles of our executive compensation philosophy. To ensure we are adhering to this principle, we regularly evaluate our incentive compensation plans to ensure that the opportunities and metrics drive desired business results, including for 2022:

•  Adjusted EBITDA;

•  Adjusted operating cash flow;

•  Safety; and

•  Relative total shareholder return.

For 2022, variable pay comprised 80 percent of the target total direct compensation for Mr. Williams and, on average, 66 percent of the target total direct compensation for the other NEOs. The Compensation Committee uses a comprehensive process to assess company performance. We believe the metrics used in our incentive compensation plans focus management on the appropriate objectives for creating both short- and long-term shareholder value.

The company’s approach to rewarding performance

Annual incentive

•   Reward achievement of short-term corporate and individual performance goals

Restricted stock units

•   Reward long-term value creation

•   Reinforce ownership in the company

•   Support retention of executives

Performance shares

•   Reward achievement of long-term financial results that drive value creation, measured based on performance relative to our peers

•   Link compensation to building long-term shareholder value

•   Reinforce ownership in the company

•   Support retention of executives

Determining compensation for 2022

Role of the Compensation Committee: Deciding on compensation

The Compensation Committee determines the appropriate level of compensation for all executive officers, including the CEO and other NEOs. The Committee reviews all compensation components and determines whether each individual’s total compensation is reasonable and consistent with the company’s compensation philosophy. In making this determination, the Committee may consider:	The Compensation Committee considers whether the company’s compensation programs encourage unnecessary or excessive risk-taking and has determined that they do not.

•	with respect to all NEOs other than the CEO, the CEO’s recommendations;
•	market data provided by the Committee’s independent compensation consultant; and
•	additional factors such as the executive’s operating responsibilities, experience level, retention risk, tenure and performance in the position.

In light of these considerations, the Compensation Committee may make adjustments to a particular element of an executive’s compensation. The Committee then approves, with any modifications it deems appropriate, base salary, target annual performance award opportunities and long-term incentive opportunities and grants for the company’s NEOs. With respect to the CEO, the Committee determines the compensation package for the CEO and then presents its recommendation to the independent members of the Board of Directors for approval during executive session.

The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set, although the Compensation Committee does consider this information in its deliberations.

Role of the CEO and management: Providing compensation recommendations

The CEO, working with human resources leadership and the compensation consultant, prepares compensation recommendations for the NEOs (other than the CEO) and presents them to the Compensation Committee. These recommendations are based on:

•	the CEO’s personal review of the other NEOs’ performance, job responsibilities and importance to the company’s overall business strategy; and
•	the company’s compensation philosophy.

In preparing compensation recommendations for the NEOs, the CEO and human resources leadership together consider market data for the key elements of NEO compensation and evaluate the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities for the particular position. The CEO, human resources leadership and the compensation consultant also evaluate total direct compensation (base salary, annual incentives and long-term incentive grants) in relation to total compensation of comparable positions derived from our peer group and general market data as well as internal equity considerations.

Although these recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the compensation consultant: Advising the Compensation Committee

The Compensation Committee retains the authority to approve and monitor all compensation and benefit programs (other than broad-based welfare benefit programs). The Committee engages the services of an independent compensation consultant to add rigor in the review process and to provide insight into market trends. The consultant analyzes the company’s executive compensation structure and plan designs and assesses whether the compensation program is competitive and supports the goal of aligning the interests of NEOs with those of shareholders. The consultant also provides market data directly to the Compensation Committee for its use in determining compensation for NEOs and assessing board compensation.

The Committee has retained Meridian Compensation Partners, LLC as its independent compensation consultant.

In 2022, Meridian’s primary areas of assistance were:

•	gathering information related to current trends and practices in board of directors and executive compensation;

•	reviewing information developed by management for the Compensation Committee and providing its input to the Committee;

•	attending and participating in meetings with the Compensation Committee, as well as briefings with the Committee chairperson and management between regularly scheduled meetings;

•	advising the Committee with respect to compensation matters related to the company’s President and Chief Executive Officer;

•	assisting the CEO and human resources leadership in determining compensation recommendations for the NEOs (other than the CEO);

•	reviewing with management and the Compensation Committee materials to be used in the company’s proxy statement; and

•	review of the company’s benchmarking peer group.

While the consultant reports directly to the Compensation Committee, the Committee has authorized the consultant to interact with company management, as needed, on the Committee’s behalf. Meridian works with company management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the company.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Committee annually reviews its relationship with its consultant – including services provided, quality of services and associated fees – to ensure executive compensation consulting independence and effectiveness. As part of its annual evaluation of independence, the Committee considered information provided by Meridian, as well as information received from the company’s executive officers and directors regarding any actual, potential, or perceived conflicts of interest with Meridian. Based on the Committee’s review, the Committee believes that the work performed by Meridian during 2022 did not raise a conflict of interest and there were no facts or circumstances that brought its independence into question.

Elements of our executive compensation program

TimkenSteel’s executive compensation program is designed to align the interests of our executives with those of our shareholders and to encourage the personal and collective growth of our executives to foster improved company performance. The company uses a balance of short- and long-term incentives as well as cash and non-cash compensation to meet its executive compensation program objectives. The company’s incentive compensation program for executives is designed to link compensation with the full spectrum of the company’s short- and long-term business goals. Our executive compensation program for 2022 consisted of the following elements:

Compensation element	Link to program objectives

Base salary	Provides a stable source of income and is a standard element in executive compensation packages.
Annual incentive

Encourages executives to focus on specific corporate performance goals. Target incentive opportunity is set as a percentage of base salary and awards are earned after threshold performance levels are met. Metrics for 2022 include:

•   Adjusted EBITDA

•   Adjusted operating cash flow

•   Safety modifier

•   Individual performance modifier

Performance shares

Granted in the form of performance-based restricted stock units, the performance share award links executive compensation to building long-term shareholder value, balances short-term operating focus, and aligns executive management’s long-term financial interests with those of our shareholders. For 2022, average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, is used to determine whether (and how many) performance shares are earned. Performance shares earned are payable in shares at the conclusion of the three-year performance period.

Restricted stock units	Rewards long-term shareholder value creation. Three-year cliff vesting promotes retention and enhances executive stock ownership.

Retirement and savings	Helps attract and retain executive talent. NEOs receive retirement benefits through several plans: • Qualified and nonqualified defined contribution plans • Deferred compensation plan*
Other benefits	Helps attract and retain executive talent. NEOs are eligible to participate in the benefit plans available to salaried employees including medical and dental benefits and life, accidental death and disability insurance. Perquisites are limited in amount and are not grossed up for taxes, and the Compensation Committee limits eligibility and use.
Severance and change in control agreements

Helps ensure NEOs remain focused on creating sustainable performance. Agreements protect the company and the NEOs from risks by providing:

•   Economic stability

•   Death or disability payments

•   Double-trigger payments and benefits upon a qualifying termination of employment in the event of a change in control

* Effective December 31, 2021, the deferred compensation plan for salaried employees was frozen and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

Analysis of 2022 compensation

The following factors guided compensation decisions for 2022:

•	Executive compensation program objectives and philosophy;

•	Expected and actual financial performance;

•	Recommendations of the President and CEO for the other NEOs;

•	Assessment of risk associated with our compensation plans, including avoiding unnecessary or excessive risk-taking;

•	Advice of an independent compensation consultant; and

•	Market pay practices as reflected by a compensation peer group as well as external executive compensation data, studies and trends.

Peer groups

In 2021, the Compensation Committee requested that its independent compensation consultant, Meridian Compensation Partners, LLC, conduct a comprehensive review of the previously adopted compensation peer group to verify whether the current peers are appropriate on a go-forward basis for purposes of benchmarking the pay of our CEO and CFO. On the basis of its 2021 review as well as another high-level review in 2022, Meridian has advised that the current compensation peer group remains appropriate and recommended no changes. This compensation peer group consists of 18 steel and related-industry companies that are generally within an appropriate revenue and market capitalization range. At the time Meridian conducted its review in mid-2022, TimkenSteel was positioned at the 37th percentile of the compensation peer group for revenues and near median for market capitalization.

2022 Compensation Peer Group Companies

ATI Inc.	L.B. Foster Corporation
Barnes Group	Materion Corporation
Carpenter Technology Corporation	NN, Incorporated
Century Aluminum Corporation	Olympic Steel, Incorporated
Columbus McKinnon Corporation	Ryerson Holding Corporation
Enerpac Tool Group Corp.	Schnitzer Steel Industries, Incorporated
Harsco Corporation	SunCoke Energy, Incorporated
Haynes International Inc.	TriMas Corporation
Kaiser Aluminum Corporation	Worthington Industries, Incorporated

Guidelines for CEO and CFO salaries, annual incentives, long-term incentives and target total direct compensation are initially based on or near the 50th percentile of compensation peer group data for those roles.

With respect to the other NEOs, external general industry surveys of compensation practices for positions with similar levels of responsibilities remains the primary benchmark for setting target compensation, with guidelines for salaries, annual incentives, long-term incentives and target total direct compensation for these NEOs initially based on or near the 50th percentile of general industry data. We did not select the companies that comprise any of these survey groups, and the component companies’ identities were not a material factor in our compensation analysis.

The company may provide target compensation above or below the 50th percentile for a particular position, based on factors such as the executive’s operating responsibilities, experience level, retention risk, tenure, internal equity and performance in the position.

The company establishes compensation levels in this way for two reasons:

•	first, this approach sets fair and reasonable pay levels needed to attract and retain qualified executives; and
•

second, it requires excellent individual performance and company performance for pay that is higher than that indicated in the compensation peer group or general industry data, as applicable, for comparable roles.

In addition to the compensation peer group described above, the company also uses an identified peer group of steel companies to measure relative total shareholder return performance for the performance shares component of the long-term incentive program. This peer group of steel companies, which is not used for purposes of benchmarking compensation, was initially selected by the Compensation Committee based on recommendations from Meridian in 2020 and is focused more on our comparators for investor capital without concern for revenue size, which is a significant factor in selecting the compensation peer group as it influences pay levels. With the assistance of Meridian, the Compensation Committee reviews this peer group of steel companies on an annual basis for continued appropriateness prior to awarding performance shares for the next performance cycle. Other than the removal of one steel company peer which was the subject of an acquisition in 2020, the Compensation Committee has not made any changes to the peer group of steel companies used to measure relative total shareholder return performance. For the 2022-2024 performance share cycle, the peer group of steel companies consisted of the following 16 companies:

2022-2024 Performance Shares Peer Group of Steel Companies

ATI Inc.	Reliance Steel & Aluminum Company
Ampco-Pittsburgh Corporation	Ryerson Holding Corporation
Carpenter Technology Corporation	Schnitzer Steel Industries, Incorporated
Commercial Metals Company	Steel Dynamics, Inc.
Friedman Industries, Incorporated	Ascent Industries Co.*
Haynes International, Inc.	United States Steel Corporation
Nucor Corporation	Universal Stainless & Alloy Products, Inc.
Olympic Steel, Inc.	Worthington Industries, Incorporated

* Previously known as Synalloy Corporation

CEO compensation

Mr. Williams became President and CEO of the company effective January 1, 2021. At that time, the Compensation Committee approved a compensation package and structure for Mr. Williams that was competitive with the market and best practices and weighted significantly towards variable and performance-based compensation. As such, in December 2020, the Compensation Committee recommended and the Board approved the following compensation package for Mr. Williams for his service as President and CEO:

•	an initial base salary of $800,000 per year;
•	a target award opportunity equal to 100 percent of base salary under the company’s annual performance award plan; and
•

eligibility for consideration of an annual grant under the company’s long-term incentive plan with a target value of $2,000,000 and comprised of at least 50 percent performance shares with the balance in time-based restricted stock units.

In connection with the annual review of the compensation of the company’s President and CEO, in February 2022 the Compensation Committee recommended and the Board approved an increase in the target value of awards under the company’s long-term incentive plan for Mr. Williams from $2 million to $2.4 million annually, with 50 percent of the target value being awarded in the form of performance shares and the balance in time-based restricted stock units. The Compensation Committee’s recommendation to increase the target value of Mr. Williams’ long-term incentive awards was based on a combination of factors, including his exceptional performance as CEO since joining the company in January 2021 and a finding that the current target total direct compensation for Mr. Williams fell below the market median competitive range (as compared to peer group compensation data provided by Meridian). Upon recommendation of the Committee and with the approval of the Board, there was no increase to either base salary or the target annual incentive opportunity (as a percentage of base salary) for Mr. Williams for 2022.

          2022 CEO target pay mix

Base salary

Base salaries for the NEOs are intended to be competitive and reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. The Compensation Committee typically determines base salary ranges for the CEO and CFO using the compensation peer group, and external surveys of salary practices for positions with similar levels of responsibility for the remaining NEOs. The Committee also reviews the NEOs’ base salaries annually in light of each officer’s performance, experience, leadership, current salary, internal equity and position in the salary range.

2022 Base salary decisions

In February 2022, the Compensation Committee considered base salary increases for the company’s NEOs as part of the company’s annual compensation cycle. Messrs. Westbrooks and Raketich were awarded base salary increases of three percent, generally in line with the company’s established budget for merit-based salary increases in 2022. Ms. Syrvalin was awarded a 10 percent base salary increase following a review of the scope of her responsibilities and peer group and market data for comparable roles. As noted above, there was no increase to base salary for Mr. Williams in 2022.

The following table shows the 2022 base salary approved by the Compensation Committee (and, in the case of Mr. Williams, the Board) for each of the NEOs.

	2022 base salary(1)	Percent increase(2)
Michael S. Williams	$800,000	N/A
Kristopher R. Westbrooks	$463,500	3%
Kristine C. Syrvalin	$330,000	10%
Kevin A. Raketich	$309,000	3%

(1)  2022 base salary reflects annual base salary effective March 16, 2022, and not base salary actually paid during calendar year 2022.

(2)  As compared to the base salary in effect for the NEO on December 31, 2021.

Annual incentive

The company’s annual incentive provides the NEOs the opportunity to earn rewards based on achieving corporate performance goals established in advance by the Compensation Committee. It is intended to focus the NEOs on specific performance goals in the current year. For the NEOs, the annual incentive is delivered through the APA plan.

The Compensation Committee generally determines target award opportunity levels for the NEOs based on our compensation peer group for the CEO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. For 2022, the Committee increased Ms. Syrvalin’s target annual incentive opportunity from 50 to 55 percent of base salary, following a review of the scope of her responsibilities and peer group and market data for comparable roles.

Actual awards earned under the APA can be higher or lower than the target opportunity based on the results for each performance measure, application of the safety modifier and the individual performance multiplier and the extent to which the Committee may use discretion to adjust the awards.

Performance measures factor the award between zero and 200 percent. A safety modifier is then applied to the total calculated payout, resulting in a five percent increase or decrease against the payout calculation depending on whether the safety metric is achieved (i.e., total weighted payout achieved on performance measures multiplied by 105 percent or 95 percent, as applicable). Finally, individual performance, as measured by the final performance rating assigned to an employee through the company’s performance management system, results in the application of an individual performance multiplier which is applied to the total calculated payout as adjusted for the safety modifier to determine the final APA payout awarded to an individual employee (i.e., total calculated payout as adjusted for the safety modifier multiplied by individual performance multiplier). For 2022, the individual performance multiplier was set at zero for employees receiving a performance rating of “not achieving,” 90 percent for employees receiving a performance rating of “partially achieving,” 100 percent for employees receiving a performance rating of “successfully achieving” and 110 percent for employees receiving a performance rating of “exceptionally achieving.” Taking into account the safety modifier and the individual performance multiplier, there was an absolute range from zero to 231 percent of the target award under the annual incentive plan for 2022.

Linking pay to performance

The Compensation Committee established   adjusted EBITDA as the primary performance measure under the annual incentive plan because it believes this measure is closely correlated with the creation of shareholder value. Adjusted operating cash flow was established as a secondary performance measure to encourage a focus on working capital discipline and cash generation to drive profitable growth, and a safety modifier reinforces our commitment to the health and safety of our people. Beginning in 2023, the Compensation Committee has shifted safety to a weighted metric, comprising 20 percent of the target opportunity for the NEOs, to reinforce the strategic importance of improving the company’s safety culture and performance.

Annual incentive
Target opportunity as a percent of base salary
Michael S. Williams	100%
Kristopher R. Westbrooks	70%
Kristine C. Syrvalin	55%
Kevin A. Raketich	50%

2022 Annual performance award decisions

Payouts under the APA plan are determined by the following factors:

•	earnings measured by adjusted EBITDA;

•	adjusted operating cash flow;

•	safety modifier; and

•	individual performance modifier.

The following charts show performance targets and actual performance levels for each of the two financial metrics in the 2022 APA plan.

* Dollars in millions. Payout percentage is expressed as the percent of target opportunity on a weighted basis.

The target performance objective for adjusted EBITDA was set significantly above the 2021 target and slightly below the 2021 results, and the target performance objective for adjusted operating cash flow was similarly set significantly above the 2021 target but below the strong adjusted operating cash flow results delivered in 2021. The target performance objectives reflected expectations at the time these objectives were established in early 2022 for the strong demand environment to continue, with an increase in base sales prices but lower surcharge revenue per ton, accompanied by continued supply chain disruptions and inflationary pressures. In light of these expectations, the Compensation Committee felt that the 2022 target performance objectives established for both adjusted EBITDA and adjusted operating cash flow would be challenging, but attainable.

With solid adjusted EBITDA and adjusted operating cash flow driven by strong results for the first half of 2022 and the success of our commercial strategies, offset by the significant financial impact of an operational issue which caused unplanned downtime in the second half of the year, full-year adjusted EBITDA and second-half adjusted operating cash flow performance both fell short of the target performance objectives established for 2022. This resulted in a payout (on a weighted basis) on the adjusted EBITDA and adjusted operating cash flow metrics of 79.0 percent of target. Because the safety modifier was not achieved, this 79.0 percent payout percentage was multiplied by 95 percent to arrive at a total calculated payout under the annual incentive plan of 75.1 percent of target, validating that our pay-for-performance compensation plans operated as intended.

Actual performance on the adjusted EBITDA metric of $172.2 million was above the threshold but below the target performance objective of $215.6 million, resulting in a payout calculation of 49.6 percent of target on an unweighted basis. With respect to the adjusted operating cash flow metric, at the beginning of the year a target was established for the first half and the second half of the year in order to drive cash flow management throughout the year, with the final payout calculated as the average of the calculated payout for the two six-month periods. The adjusted operating cash flow performance was driven by strong profitability in the first half of the year and the significant financial impact from the operational issue in the second half of the year. Actual adjusted operating cash flow of $69.9 million in the first six-month period exceeded the maximum performance objective for the first six-month period, resulting in a 200 percent calculated payout for the first six-month period, while adjusted operating cash flow of $102.3 million in the second six-month period fell short of the target of $130.4 million for the second six-month period, resulting in a 46.1 percent calculated payout for the second six-month period. Taking the average of the calculated payouts for the two six-month periods, the final payout calculation on the adjusted operating cash flow metric was 123.1 percent of target on an unweighted basis.

With respect to the safety metric, the company ended the year with an OSHA recordable rate of 2.28 and a lost time incident rate of 0.76, failing to meet the objective of an OSHA recordable rate of less than 1.50 and a lost-time incident rate of less than 0.27. As a result, the safety modifier component of the APA plan was not achieved, resulting in the application of a 5 percent decrease against the total payout calculation. Accordingly, the 79.0 percent of target payout percentage achieved (on a weighted basis) based on performance on the adjusted EBITDA and adjusted operating cash flow metrics was multiplied by 95 percent (reflecting the 5 percent decrease) to arrive at a total calculated payout for the 2022 APA plan of 75.1 percent of target.

For the 2022 APA plan, the adjusted EBITDA metric was defined as EBITDA excluding mark-to-market remeasurement gains or losses; the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale or disposition of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. With respect to the adjusted operating cash flow metric, as noted previously, a target was established for the first half and the second half of the year, with the final payout calculated as the average of the calculated payout for these two six-month periods. The adjusted operating cash flow metric was defined as net cash provided or used by operating activities (or operating cash flow) excluding changes in other current assets and other current liabilities, cash provided or used by financing activity, taxes, interest and capital expenditures; changes in applicable accounting principles, tax laws or regulations; and the effects of any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spinoff, split-up, combination, liquidation, facility shutdown, dissolution, sale or disposition of assets, stock or debt refinancing, impairment, goodwill or other similar transaction. As noted above, the safety metric was defined as an OSHA recordable rate less than 1.50, a lost time incident rate less than 0.27, and zero fatalities. Achievement of the safety metric would result in the application of a five percent increase against the total payout calculation (i.e., weighted payout achieved multiplied by 105 percent), while failure to achieve the safety metric would result in the application of a five percent decrease against the total payout calculation (i.e., weighted payout achieved multiplied by 95 percent).

	2022 Annual incentive payouts
	Target opportunity as a percent of base salary	2022 Award
Michael S. Williams	100%	$600,800
Kristopher R. Westbrooks	70%	$242,184
Kristine C. Syrvalin	55%	$147,097
Kevin A. Raketich	50%	$126,858

The payout awarded to each of the eligible NEOs under the APA plan for 2022 was calculated as ((x) times (y)) times (z), where (x) is equal to the target opportunity percentage for such NEO (as set forth in the table above) multiplied by the salary paid to such NEO during 2022, (y) is equal to 75.1 percent, the payout earned on performance against the metrics established for the 2022 APA plan and (z) is equal to the individual performance multiplier for the NEO determined by reference to the final performance rating of “not achieving,” “partially achieving,” “successfully achieving” or “exceptionally achieving” assigned to the NEO for 2022. Messrs. Williams and Westbrooks were each assigned a final performance rating of “successfully achieving” for 2022, resulting in an individual performance multiplier of 100 percent, while Mr. Raketich and Ms. Syrvalin were each assigned a final performance rating of “exceptionally achieving” for 2022, resulting in an individual performance multiplier of 110 percent. In recommending a final performance rating of “exceptionally achieving” for both Mr. Raketich and Ms. Syrvalin for 2022, Mr. Williams noted, among other things, Mr. Raketich’s leadership and outstanding performance in executing the commercial strategies which were a significant contributor to the company’s solid adjusted EBITDA performance in 2022, and Ms. Syrvalin’s leadership and significant achievements in 2022 with respect to the company’s strategic imperatives to advance the company’s commitment to sustainability and to empower and attract top talent.

The Compensation Committee did not make any discretionary adjustments to the APA plan awards that were earned based on the achievement of the financial metrics and the application of the safety modifier and individual performance modifier described above.

For information about annual incentive opportunities awarded to each of the NEOs in 2022, see the “2022 Grants of plan-based awards table.”

Long-term incentives

Consistent with the prior year, two different types of long-term incentive grants were awarded to the NEOs in 2022:

•

Performance shares, which are performance-based restricted stock units generally earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return, as compared to an identified peer group of steel companies, for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, with any earned units payable in shares at the conclusion of the three-year performance period. This design is intended to encourage and reward NEOs for rapid and sustained shareholder value creation.

•	Restricted stock units, which generally “cliff” vest at the end of a three-year period and have a value that changes based on changes in the company’s stock price.

For the NEOs, the Compensation Committee approved a 50/50 mix of performance shares and restricted stock units to focus the NEOs on creation of long-term shareholder value, while addressing retention considerations.

Long-term incentive mix
Performance-based	Time-based
Performance shares	Restricted stock units
50%	50%

The Compensation Committee believes these grants, in total, provide a balanced emphasis on shareholder value creation and retention of executive management over the course of a full business cycle. These grants also serve to balance the short-term operating focus of the company and align executive management’s long-term financial interests with those of the company’s shareholders.

The value of the entire long-term incentive grant is at risk and linked directly to the price of the company’s common stock. For restricted stock units, value rises or falls depending on stock price performance. For performance shares, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, is used to determine whether (and how many) performance shares are earned, with any earned awards payable in shares at the conclusion of the three-year performance period.

The size of the long-term incentive grants and the allocation of grant value among the long-term incentive grant types are based on a combination of market practice, internal equity considerations and the relative importance of the objectives underlying each of the grant types.

2022 Long-term incentive decisions

	Long-term incentives

	Target grant opportunity	Number of restricted stock units	Value of restricted stock units(1)	Number of performance shares	Value of performance shares (at target)(2)	Total value of award

Michael S. Williams	$2,400,000	73,900	$1,310,986	73,900	$1,850,456	$3,161,442

Kristopher R. Westbrooks	$622,000	24,000	$425,760	24,000	$600,960	$1,026,720

Kristine C. Syrvalin	$440,000	13,600	$241,264	13,600	$340,544	$581,808

Kevin A. Raketich	$430,000	13,200	$234,168	13,200	$330,528	$564,696
(1)	The value of restricted stock units as shown in this table is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of restricted stock units granted.
(2)

The value of performance shares as shown in this table was determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date. This is not the value considered by the Committee in determining the number of performance shares to be awarded. Additional information is provided below regarding the basis for determining the number of restricted stock units and performance shares granted.

The Compensation Committee generally determines target grant opportunity levels for the NEOs based on our compensation peer group for the CEO and CFO and external surveys for positions with similar levels of responsibility for the remaining NEOs. As noted above, for 2022 the Compensation Committee allocated 50 percent of the grant opportunity for the NEOs to performance shares and 50 percent to restricted stock units. The target value for each grant is converted to a number of restricted stock units and a number of performance shares based on a calculated average stock price over a defined period prior to the grant. The Compensation Committee used the average closing price over the five trading days immediately preceding the March 1, 2022 grant date in determining the number of restricted stock units and performance shares to be granted in 2022.

The Compensation Committee typically makes long-term incentive grants at its first regularly scheduled meeting of each year, when the Committee determines all elements of the NEOs’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance.

Restricted stock units

Restricted stock units represent an interest in TimkenSteel stock and are issued as shares pursuant to a three-year vesting schedule. Restricted stock units serve to both reward and retain executives, as the value of the shares is linked to the stock price when the shares vest, generally on the third anniversary of the grant. For information about time-based restricted stock units awarded to the NEOs in 2022, see the “2022 Grants of plan-based awards table.”

Performance shares

Performance shares are performance-based restricted stock units earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan to support rapid and sustained shareholder value creation. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31.

A payout will be calculated based on performance for each of the three nested performance periods. For any payout to be earned for a nested performance period, relative total shareholder return must be achieved at least at the 25th percentile of the identified peer group. If the 25th percentile performance level is not attained, then no payout will be earned. For the 2020-2022 and 2021-2023 performance cycles, the payout earned can range from 50 percent to 150 percent of the target number of performance shares granted, based upon actual performance for the performance period, as follows (with payout based on interpolation between levels above the threshold):

Level	Performance (Percentile)	Payout (Percent of Target)
Threshold	25th	50%
Target	50th	100%
Maximum	75th	150%

To better align with market, the Committee modified the payout structure for performance shares beginning with the 2022–2024 performance cycle, by adding a 200 percent maximum payout opportunity if the company’s relative total shareholder return is at or above the 90th percentile of the identified peer group; provided, however, that regardless of the performance percentile achieved, if relative total shareholder return for the three-year performance period is negative, any resulting payout will be limited to 150 percent. Accordingly, for the 2022-2024 performance cycle, the payout earned can range from 50 percent to 200 percent of the target number of performance shares granted, based upon actual performance for the performance period, as follows (with payout based on interpolation between levels above the threshold):

Level	Performance (Percentile)	Payout (Percent of Target)
Threshold	25th	50%
Target	50th	100%
Above Target	75th	150%
Maximum	90th	200%

The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance shares earned and payable in shares at the conclusion of the three-year performance period.

2022-2024 performance cycle. For the first performance period ended December 31, 2022, relative total shareholder return was achieved at approximately the 44th percentile of the identified peer group, resulting in a preliminary payout calculation of 87.5 percent of target for the first “nested” performance period in the 2022-2024 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

For information about performance shares awarded to the NEOs in 2022, see the “2022 Grants of plan-based awards table.”

2021-2023 performance cycle. For the first performance period ended December 31, 2021, relative total shareholder return was achieved at the 100th percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the first “nested” performance period in the 2021-2023 performance cycle. For the second performance period ended December 31, 2022, relative total shareholder return was also achieved at the 100th percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the second “nested” performance period in the 2021-2023 performance cycle. Any payout remains subject to vesting and certification by the Committee following the conclusion of the three-year performance period.

2020-2022 performance cycle. For the first performance period ended December 31, 2020, relative total shareholder return was achieved at the 25th percentile of the identified peer group, resulting in a preliminary payout calculation of 50 percent of target for the first “nested” performance period in the 2020-2022 performance cycle. For the second performance period ended December 31, 2021, relative total shareholder return was achieved at the 81st percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the second “nested” performance period in the 2020-2022 performance cycle. For the third and final performance period ended December 31, 2022, relative total shareholder return was again achieved at approximately the 81st percentile of the identified peer group, resulting in a preliminary payout calculation of 150 percent of target for the third “nested” performance period in the 2020-2022 performance cycle.

Taking the average of the payouts calculated for each of the three “nested” performance periods, the Compensation Committee awarded a payout equal to 116.67 percent of target for the 2020-2022 performance cycle, resulting in the number of performance shares set forth in the table below being earned by participating NEOs for the 2020-2022 performance cycle. The above-target payout earned for the 2020-2022 performance cycle combined with a nearly 350 percent increase in the company’s share price from the initial grant date on March 2, 2020 to the December 31, 2022 conclusion of the performance period resulted in a total realized payout to participating NEOs equal to approximately 403 percent of the target value of the 2020-2022 performance share award.

	2020-2022 performance cycle(1)
	Performance shares awarded at target	Grant date value of performance shares awarded at target(2)	Percent of performance shares earned(3)	Number of performance shares earned(4)	Value of performance shares earned at 12/31/2022(5)

Kristopher R. Westbrooks	29,600	$148,010	116.67%	34,536	$627,519

Kristine C. Syrvalin	5,240	$26,196	116.67%	6,114	$111,091

Kevin A. Raketich	9,400	$47,004	116.67%	10,968	$199,289

(1)	Mr. Williams is not included in this table as he was not awarded performance shares for the 2020-2022 performance cycle.

(2)

This reflects the grant date value of performance shares awarded for the 2020-2022 performance cycle on March 2, 2020 and August 5, 2020, at which dates the closing price per share of TimkenSteel common stock was $5.26 and $4.04, respectively. The Compensation Committee intended to award full grants of performance shares on March 2, 2020; however, due to limitations on availability of shares under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the Committee was able to award only 78 percent of the shares for each of the NEOs at that time. Following approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan, the remaining performance shares that would have been awarded in March but for the lack of available shares were awarded on August 5, 2020.

(3)

The percent of performance shares earned is expressed as a percentage of the target performance share award and calculated as the average of the payouts for the company’s relative total shareholder return as compared to an identified peer group of steel companies (determined by reference to a Compensation Committee-approved matrix) for each of the three “nested” performance periods in the 2020-2022 performance cycle.

(4)	Performance shares earned are payable in shares.

(5)	The closing price per share of TimkenSteel common stock on December 30, 2022, the last trading day of the 2020-2022 performance cycle, was $18.17.

Retirement and other benefits

Retirement income programs
The company maintains both qualified and nonqualified retirement income programs as a retention tool. The NEOs participate in qualified plans on the same terms and conditions as all other salaried employees, and they may also participate in the company’s nonqualified retirement income programs, where applicable. The company currently provides retirement income through several types of plans:	The company’s retirement and other benefit programs support the objective of our executive compensation program to attract and retain executive talent.

•

Qualified and nonqualified defined contribution plans provide for savings based on each executive’s contributions and company matching contributions. The nonqualified defined contribution arrangement in which the NEOs participate is the post-tax savings benefit. This benefit is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•

The company maintains frozen qualified and nonqualified defined benefit plans that provide for a targeted percentage of salary and annual incentive income that will continue through retirement. The nonqualified defined benefit plan in which Mr. Raketich participates is the supplemental executive retirement program for executive officers (“SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the company’s other retirement programs. In November 2019, the qualified and nonqualified defined benefit plans were amended to provide that no additional benefits would accrue for any remaining active participants after December 31, 2020. Messrs. Williams and Westbrooks and Ms. Syrvalin are not eligible to participate in the defined benefit plans. Their retirement savings are provided solely through the defined contribution plans.

Although the policies and procedures underlying the company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the company) of each participant can have a significant effect on an individual’s benefit calculation because the programs have changed over time. Pension values also are influenced by external factors and actuarial assumptions. See “Compensation of executive officers—Pension benefits” for additional information.

The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. The value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.

Deferred compensation

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Effective December 31, 2021, the deferred compensation plan for salaried employees was frozen and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

The deferred compensation plan is not funded by the company, and participants have an unsecured contractual commitment by the company to pay the amounts due under the plan. When such payments are due, they will be distributed from the company’s general assets. In the event of a change in control of the company, as defined in the plan, participants are entitled to receive deferred amounts immediately.

Other benefits

The company’s executive officers, including the NEOs, are eligible to participate in a number of broad-based benefit programs including health, disability and life insurance programs.

The NEOs also may receive certain perquisites, including access to corporate country club memberships (although personal expenses are not reimbursed). These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the company’s overall approach to executive compensation. The total cost of these benefits is a small percentage of each NEO’s total compensation and is reflected in the “All other compensation” column in the “2022 Summary compensation table.”

The company does not provide tax gross-ups for benefits to executives.

Severance agreements

In addition to retirement income programs described above, the company may provide termination-related payments to individual executives through severance agreements, in the event of involuntary termination without cause, whether before or after a change in control. Severance agreements are provided based on competitive market practice and the company’s desire to ensure some level of income continuity should an executive’s employment be terminated without cause. The company believes providing for such income continuity results in greater management stability and less unwanted and disruptive management turnover.

The level of severance benefits reflects the company’s perception of competitive market practice for the NEOs’ positions, based on assessments conducted by the Compensation Committee’s consultant. Severance pay was established as a multiple of base salary and annual incentive compensation. The Committee did not target specific dollar values. The amounts of potential payouts are outlined in the “Termination scenarios for NEOs” table below.

Other compensation program features

Stock ownership guidelines

Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of our shareholders. The Compensation Committee has established guidelines of six-times base salary for the company’s CEO, three-times base salary for the CFO and two-times base salary for the other NEOs.

Linking compensation to stock performance

Robust stock ownership guidelines align the interests of the NEOs with those of our shareholders, given that the increase or decrease in our stock price impacts the value of the NEOs’ personal holdings.

In determining whether an executive has met the applicable ownership targets, the company considers all shares owned by the executive plus deferred shares and restricted stock units still subject to forfeiture, but not shares that are subject to unexercised options or performance shares still subject to forfeiture. As of March 1, 2023, each of the NEOs had achieved the established guideline. Each NEO is required to retain shares (net of tax withholding) earned under the company’s long-term incentive plan until the ownership target is achieved.

Anti-pledging and anti-hedging policy

The company prohibits pledging company stock or hedging the economic risk related to such stock ownership. Please see “Corporate governance – Anti-hedging policy” for additional information.

Clawback provisions

The company maintains specific policies regarding the recovery (“clawback”) of both short-term and long-term incentive awards to deter certain types of conduct, including conduct that could affect the accuracy of the company’s financial statements. Under the company’s clawback policy as currently in effect, if personal misconduct or any fraudulent activity on the part of the executive leads to the restatement of company financial results, the company can clawback all or part of an award. In such cases, the Compensation Committee has discretion, based on applicable facts and circumstances, to cause the company to recover all or any portion of the incentive paid or payable to the executive for some or all of the years covered by the restatement. We will amend our compensation clawback policy so that it is compliant with the regulations mandated under the Dodd-Frank Wall Street Reform and Consumer Protection Act when corresponding listing standards become effective.

Tax accounting rules and regulations

The Compensation Committee considers the effect of tax and accounting rules when structuring our executive compensation arrangements. However, those considerations are not controlling factors in the design of our executive compensation program. For example, Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction for compensation paid to our “covered employees” to the extent such compensation exceeds $1 million per executive in any fiscal year.

The Compensation Committee retains the flexibility to award compensation that is consistent with the company’s objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes the tax deduction limitation of Section 162(m) of the Internal Revenue Code should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent we need to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation of named executive officers

2022 Summary compensation table

The following table sets forth information concerning compensation for our NEOs for the fiscal years ending December 31, 2022, 2021 and 2020, as applicable:

Name and principal position	Year	Salary	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and nonqualified deferred compensation earnings	All other compensation(4)	Total

Michael S. Williams	2022	$800,000	$3,161,442	$0	$600,800	$0	$41,948	$4,604,190

CEO and President	2021	$800,000	$4,593,890	$0	$1,672,000	$0	$95,948	$7,161,838

Kristopher R. Westbrooks	2022	$460,688	$1,026,720	$0	$242,184	$0	$27,773	$1,757,365

Executive Vice President and	2021	$445,665	$795,476	$0	$652,008	$0	$22,683	$1,915,832

Chief Financial Officer	2020	$370,148	$479,743	$185,090	$264,693	$0	$13,141	$1,312,815

Kristine C. Syrvalin	2022	$323,750	$581,808	$0	$147,097	$0	$15,258	$1,067,913

Executive Vice President,	2021	$300,000	$441,056	$0	$285,000	$0	$17,994	$1,044,050

General Counsel and

Chief Human Resources Officer

Kevin A. Raketich	2022	$307,125	$564,696	$0	$126,858	$0	$27,221	$1,025,900

Executive Vice President and	2021	$292,585	$254,001	$0	$269,124	$0	$16,954	$832,664

Chief Commercial Officer

(1)

The amounts shown in this column represent, for 2022, the grant date fair value (calculated in accordance with FASB ASC Topic 718) of (a) restricted stock units and (b) performance shares (subject to being earned based upon achievement of the established performance objectives), assuming target achievement of the established performance objectives, which was the probable outcome on the grant date, in each case granted to Messrs. Williams, Westbrooks and Raketich and Ms. Syrvalin, on March 1, 2022. Should performance equal or exceed the maximum goals for the 2022 performance shares, the grant date fair value for such awards would be as follows: Mr. Williams - $3,700,912; Mr. Westbrooks - $1,201,920; Ms. Syrvalin - $681,088 and Mr. Raketich - $661,056.

The restricted stock units granted to the NEOs generally will vest in full on March 1, 2025, in each case provided the named executive officer remains continuously employed by the company through that date.

For the performance shares awarded in 2022 to the NEOs, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, will be used to determine whether (and how many) performance shares are earned for the full 2022–2024 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2024, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

(2)

The amount shown in this column represents the grant date fair value of nonqualified stock options (calculated in accordance with FASB ASC Topic 718) using the Black-Scholes model. All stock options generally vest at a rate of 25 percent per year. Assumptions used to determine the value of these nonqualified stock options are described in Note 16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2022. The company did not grant any stock options in 2022.

(3)

The amounts shown in this column for 2022 represent cash payouts earned by the NEOs under the TimkenSteel Corporation Annual Performance Award plan. For additional information, see “Analysis of 2022 compensation – Annual incentive – 2022 Annual performance award decisions” in the Compensation Discussion and Analysis section of this proxy statement.

(4)	The amounts shown in this column for 2022 are broken down in detail in the following table (a):

Name	Annual company contribution to SIP plan(b)	Annual company contribution to post-tax savings benefit(c)	Personal use of company’s country club memberships(d)	Life insurance(e)	Other

Michael S. Williams	$13,725	$22,275	$0	$5,948	$0

Kristopher R. Westbrooks	$13,725	$12,193	$1,375	$481	$0

Kristine C. Syrvalin	$13,725	$844	$0	$690	$0

Kevin A. Raketich	$13,725	$12,206	$0	$1,290	$0

(a)	The company does not provide tax gross-ups for executive benefits.

(b)	The “SIP plan” refers to the Savings and Investment Pension Plan, which is the company’s qualified defined contribution plan for salaried employees.

(c)

The “Post-tax savings benefit” is the company’s non-tax qualified restoration benefit for salaried employees whose contributions and benefits in qualified retirement plans are limited by Section 415 of the Internal Revenue Code.

(d)

Amounts shown for personal use of country club memberships include pro-rated amounts of company-paid annual membership dues attributed to the personal use of country clubs by the NEO. There are no incremental costs to the company for other personal expenses associated with such personal use, as all such costs are borne by the executive.

(e)

The amounts shown represent imputed income for the cost of pre-tax term life insurance (which is provided by the company for all salaried employees equal to one time their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000.

2022 Grants of plan-based awards table

The following table sets forth information concerning potential awards payable to our NEOs with respect to the short-term and long-term incentive award opportunities granted in 2022:

Name	Approval date	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	Grant date fair value of stock and option awards(4)
			Threshold	Target	Maximum	Threshold	Target	Maximum

Michael S. Williams	2/9/2022	2/9/2022 APA(1)	$0	$800,000	$1,600,000

	2/9/2022	3/1/2022 RSUs(2)							73,900	$1,310,986

	2/9/2022	3/1/2022 Perf RSUs(3)				36,950	73,900	147,800		$1,850,456

Kristopher R. Westbrooks	2/9/2022	2/9/2022 APA(1)	$0	$324,450	$648,900

	2/9/2022	3/1/2022 RSUs(2)							24,000	$425,760

	2/9/2022	3/1/2022 Perf RSUs(3)				12,000	24,000	48,000		$600,960

Kristine C. Syrvalin	2/9/2022	2/9/2022 APA(1)	$0	$181,500	$363,000

	2/9/2022	3/1/2022 RSUs(2)							13,600	$241,264

	2/9/2022	3/1/2022 Perf RSUs(3)				6,800	13,600	27,200		$340,544

Kevin A. Raketich	2/9/2022	2/9/2022 APA(1)	$0	$154,500	$309,000

	2/9/2022	3/1/2022 RSUs(2)							13,200	$234,168

	2/9/2022	3/1/2022 Perf RSUs(3)				6,600	13,200	26,400		$330,528

(1)

“APA” reflects the annual incentive opportunity available to each NEO under the TimkenSteel Corporation Annual Performance Award plan at threshold, target and maximum performance levels for the 2022 performance period before application of the modifiers for safety and individual performance. Application of these modifiers, if applicable, may have the effect of increasing or decreasing payouts earned at target and maximum based on achievement of the adjusted EBITDA and adjusted operating cash flow metrics for the 2022 performance period. See “Analysis of 2022 compensation – Annual incentive” and “Analysis of 2022 compensation – 2022 Annual performance award decisions” for additional information.

(2)

“RSUs” refers to restricted stock units granted to each NEO on the grant date indicated. Restricted stock units reported in this table generally will vest in full on March 1, 2025, in each case provided the executive maintains continuous employment with the company through that date.

For additional information, see “Analysis of 2022 compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement.

(3)

The “Perf RSUs” amounts reported in this table indicate threshold, target and maximum award opportunities for the performance shares granted to the NEOs on March 1, 2022. For the performance shares awarded in 2022, average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, will be used to determine whether (and how many) performance shares are earned for the 2022–2024 performance cycle. Performance shares earned will vest and be payable in shares following the conclusion of the three-year performance period on December 31, 2024, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

For additional information, see “Analysis of 2022 Compensation – Long-term incentives” in the Compensation discussion and analysis section of this proxy statement.

(4)

The amounts shown in this column reflect the fair value on the date of grant of RSUs and performance shares granted in 2022, computed in accordance with FASB ASC Topic 718. The fair value of RSUs is equal to the closing price of TimkenSteel common shares on the date of grant multiplied by the number of RSUs granted. The fair value of performance shares is determined using a lattice valuation model, the Monte Carlo Simulation, multiplied by the target number of performance shares granted, which was the probable outcome on the grant date.

Outstanding equity awards at 2022 year-end table

The following table sets forth information concerning unexercised stock options and stock awards that have not yet vested for each of our NEOs as of December 31, 2022:

	Option awards(1)					Stock awards(2)
Name	Grant date	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

M. S. Williams	01/05/2021					423,400	$7,693,178	635,100	$11,539,767

	03/01/2022					73,900	1,342,763	147,800	2,685,526

K. R. Westbrooks	09/24/2018	7,040	0	$14.34	09/24/2028

	03/01/2019	24,825	8,275	$12.45	03/01/2029

	03/02/2020	26,500	41,500	$5.26	03/02/2030	63,200	$1,148,344

	03/01/2021					40,400	$734,068	60,600	$1,101,102

	03/01/2022					24,000	436,080	48,000	872,160

K. C. Syrvalin	01/29/2015	2,480	0	$29.00	01/29/2025

	02/15/2017	4,452	0	$17.46	02/15/2027

	02/14/2018	4,640	0	$16.57	02/14/2028

	03/01/2019	4,380	1,460	$12.45	03/01/2029

	03/02/2020	3,670	7,340	$5.26	03/02/2030	9,400	$170,798

	03/01/2021					22,400	$407,008	33,600	$610,512

	03/01/2022					13,600	$247,112	27,200	$494,224

K. A. Raketich	02/07/2013	800	0	$33.76	02/07/2023

	02/13/2014	720	0	$34.26	02/13/2024

	01/29/2015	3,200	0	$29.00	01/29/2025

	02/17/2016	8,200	0	$7.46	02/17/2026

	02/15/2017	7,800	0	$17.46	02/15/2027

	02/14/2018	8,400	0	$16.57	02/14/2028	10,900	$198,053

	03/01/2019	7,950	2,650	$12.45	03/01/2029

	03/02/2020	13,250	13,250	$5.26	03/02/2030	17,000	$308,890

	03/01/2021					12,900	$234,393	19,350	$351,590

	03/01/2022					13,200	$239,844	26,400	$479,688

(1)

All option awards reported in this table are nonqualified stock options that generally vest ratably 25 percent per year over the four-year period from the date of grant. There were no stock options granted in 2021 or 2022.

(2)	Stock awards reported in this table include performance shares and restricted stock units.

Performance shares (reported under the Equity incentive plan awards columns) are performance-based restricted stock units earned based on average payout (determined under a Compensation Committee-approved matrix) for the company’s relative total shareholder return as compared to an identified peer group of steel companies. The overall vesting period is generally three years from January 1 of the first year in the performance cycle to December 31 in the third year of the performance cycle, with relative total shareholder return measured for the one-, two- and three-year periods beginning January 1 of the first year in the performance cycle and ending December 31 of the first, second and third years in the performance cycle, respectively, creating effectively a “nested” 1-year, 2-year, and 3-year plan to support rapid and sustained shareholder value creation. Relative total shareholder return is calculated for each nested performance period by taking the beginning and ending price points based off of a 20-trading day average closing stock price as of December 31. A payout will be calculated based on performance for each of the three nested performance periods. The average of the payouts calculated for each of the three “nested” performance periods will determine the number of performance shares earned and payable in shares at the conclusion of the three-year performance period.

For the performance shares awarded in 2021, average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2021 and ending December 31, 2021, 2022 and 2023, respectively, will be used to determine whether (and how many) performance shares are earned for the 2021–2023 performance cycle. Performance shares earned will vest following the conclusion of the three-year performance period on December 31, 2023, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned. For the performance shares awarded in 2022, average payout for the company’s relative total shareholder return as compared to an identified peer group of steel companies for the one-, two- and three-year periods beginning January 1, 2022 and ending December 31, 2022, 2023 and 2024, respectively, will be used to determine whether (and how many)

performance shares are earned for the 2022–2024 performance cycle. Performance shares earned will vest following the conclusion of the three-year performance period on December 31, 2024, at such time as the Compensation Committee shall have determined the degree to which the performance metrics have been achieved and the resulting number of performance shares earned.

The number of shares reported for the performance shares granted to Mr. Williams on January 5, 2021 and March 1, 2022, and to the other NEOs on March 1, 2021 and March 1, 2022, reflects the number of shares that would be earned by each NEO assuming maximum performance is achieved under the established performance objectives. The settlement for any performance shares earned will be in shares.

Restricted stock units were granted to Mr. Williams on January 5, 2021 and March 1, 2022, and to Messrs. Westbrooks and Raketich and Ms. Syrvalin on March 2, 2020, March 1, 2021 and March 1, 2022. Each of these grants of restricted stock units generally vests on the third anniversary of their respective grant dates. On February 14, 2018, Mr. Raketich was awarded a special grant of 10,900 restricted stock units, which RSUs generally vest on the fifth anniversary of the grant date.

The market value of all shares and awards reported in this table was determined based upon the closing price of TimkenSteel’s common shares on December 30, 2022, the last trading day of the year, which was $18.17.

2022 Option exercises and stock vested table

The following table sets forth information with respect to the exercise of stock options by and vesting of other stock-based awards for our NEOs during 2022.

	Option awards (1)		Stock awards (2)

Name	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting

Michael S. Williams	0	$0	0	$0

Kristopher R. Westbrooks	0	$0	56,536	$1,017,799

Kristine C. Syrvalin	0	$0	9,994	$179,923

Kevin A. Raketich	0	$0	17,968	$323,469

(1)	There were no exercises of stock options by any of our NEOs during 2022.

(2)

The value realized on vesting for stock awards is calculated by multiplying the number of shares acquired on vesting by the fair market value of TimkenSteel common shares on the vesting date. For purposes of this calculation, the fair market value of restricted stock units that vest is equal to the closing price of our common shares on the vesting date. The fair market value of performance shares earned for the 2020-2022 performance cycle is equal to the closing price of our common shares on December 31, 2022, the last day of the performance period.

Pension benefits

Qualified Plan

In connection with the spinoff of TimkenSteel from The Timken Company in 2014, TimkenSteel adopted a tax-qualified defined benefit retirement plan (the “Qualified Plan”) which is substantially similar to the defined benefit retirement plan maintained by The Timken Company prior to spinoff. Years of service with The Timken Company prior to spinoff count toward years of service under the Qualified Plan. As noted below, benefit accruals under the Qualified Plan were frozen as of December 31, 2020.

Pursuant to the Qualified Plan, salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003, participate in a defined benefit plan with a formula of 0.75 percent per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, is applied to such service.

The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early for purposes of the Qualified Plan if they meet any of the following eligibility requirements: age 62 and 15 years of service; age 60 and 25 years of service; or any age and 30 years of service.

In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003.

Benefits for service after December 31, 1991, are reduced for early commencement at a rate of 3 percent per year before the age of 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and 4 percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.

Benefits for an NEO who dies while actively employed are payable to the surviving spouse from the defined benefit pension plans at the NEO’s normal retirement date (or on a reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50 percent of the benefit payable if the NEO had terminated employment on the date of his death, survived to the payment date (as elected by his spouse), elected the 50 percent joint and survivor form of payment and died the next day. If the NEO had at least 15 years of service at the time of his death, the benefit is equal to 50 percent of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

Only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits, except in the case of involuntary termination without cause, in which case up to two additional years of service were credited.

In November 2019, the Qualified Plan was amended to provide that additional benefit accruals for any remaining active participants (including any NEOs participating in the Qualified Plan) would cease as of December 31, 2020.

Supplemental Pension Plan

In connection with the spinoff, the company also adopted the Supplemental Pension Plan of TimkenSteel Corporation (effective June 30, 2014), or the TimkenSteel SERP, which is substantially similar to the supplemental pension plan maintained by The Timken Company prior to the spinoff. As noted below, benefit accruals under the SERP were frozen as of December 31, 2020.

Supplemental retirement income benefits under the TimkenSteel SERP are calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the company and the aggregate earnings opportunity provided by any company contributions under the core defined contribution program (the TimkenSteel Corporation Savings and Investment Pension Plan) and the post-tax savings benefit. The supplemental benefit will vest after five years of service as an officer of the company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of company service is available, but if benefits are commenced early, they will be reduced by 4% per year for each year of early commencement prior to age 62.

As with the Qualified Plan, only actual years of service with TimkenSteel and, prior to the spinoff, The Timken Company, are counted in calculating pension benefits under the TimkenSteel SERP, except in the case of involuntary termination without cause, in which case up to two additional years of service were credited.

In November 2019, the SERP was amended to provide that additional benefit accruals for any remaining active participants would cease as of December 31, 2020.

2022 Pension benefits table

The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for our NEOs as of December 31, 2022:

Name	Plan name	Number of years of credited service	Present value of accumulated benefit (1)	Payments during last fiscal year

Michael S. Williams(2)	Supplemental Plan	N/A	$0	$0

	Qualified Plan	N/A	$0	$0

Kristopher R. Westbrooks(2)	Supplemental Plan	N/A	$0	$0

	Qualified Plan	N/A	$0	$0

Kristine C. Syrvalin(2)	Supplemental Plan	N/A	$0	$0

	Qualified Plan	N/A	$0	$0

Kevin A. Raketich	Supplemental Plan	31.8	$168,000	$0

	Qualified Plan	31.8	$734,000	$0

(1)

The “Present Value of Accumulated Benefit” is the present value as of December 31, 2022. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 5.67% discount rate and updated mortality statistics consistent with the 2021 Society of Actuaries revised mortality projection scale. Benefits for the applicable NEOs were determined assuming no probability of termination, retirement, death or disability before age 62.

(2)	Because Messrs. Williams and Westbrooks and Ms. Syrvalin were hired after January 1, 2004, they do not accumulate any service under either the Supplemental or Qualified Plan.

2022 Nonqualified deferred compensation table

Through December 31, 2021, the company maintained a deferred compensation plan that allowed certain employees, including the NEOs, to elect to defer receipt of all or a portion of their salary, employee contributions and company matching contributions that would otherwise be paid out post-tax, and incentive compensation payable in cash, until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. Effective December 31, 2021, the deferred compensation plan was frozen, and no deferrals will be credited under the plan with respect to any compensation earned on or after January 1, 2022.

The table below sets forth information regarding contributions, earnings and withdrawals during 2022 and the account balances as of December 31, 2022, for the NEOs under the TimkenSteel Corporation Deferred Compensation Plan:

Name	Executive contributions in 2022(1)	Company contributions in 2022(1)	Aggregate earnings in 2022(2)	Aggregate withdrawals/ distributions in 2022	Aggregate balance at December 31, 2022(3)

Michael S. Williams	$0	$0	$0	$0	$0

Kristopher R. Westbrooks	$0	$0	$60	$(5,543)	$0

Kristine C. Syrvalin	$0	$0	$0	$0	$0

Kevin A. Raketich	$0	$0	$13,306	$(52,768)	$222,519

(1)	Amounts shown as executive contributions or company contributions in 2022 are reported in the “Salary” and “All other compensation” columns, respectively, of the 2022 Summary compensation table.

(2)

This amount includes interest earned from cash deferrals. Earnings during this year and previous years were not above market or preferential; therefore, these amounts are not included in the 2022 Summary compensation table.

(3)

Amounts included in the aggregate balances that were reported as compensation in the Summary compensation table for previous years (or would have been had the recipient been identified as a NEO for such years) are as follows: Mr. Westbrooks, $5,483 and Mr. Raketich, $261,981.

Potential payments upon termination or change in control

The company has entered into severance agreements with each of its NEOs that provide for compensation in the event of termination of employment under certain circumstances (the “Severance Agreements”). In addition, our NEOs are entitled to post-termination payments or benefits under award agreements entered into under the TimkenSteel Corporation Amended and Restated 2014 Equity and Incentive Compensation Plan, the TimkenSteel Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan and, under certain circumstances, under our retirement and benefit plans. The following circumstances would trigger post-termination payments to our named executive officers: change in control followed by certain events described below; involuntary termination without cause; retirement; permanent disability and death. For purposes of calculating the payments that would be due to each of our NEOs, the termination scenarios described below assume a December 31, 2022 termination date.

Change in control

Under the Severance Agreements with our NEOs, in the event of a qualifying termination of employment following a change in control of the company (as defined in the Severance Agreements), such as termination by the NEO following a reduction in responsibilities or termination of employment by the company without cause, the NEO is entitled to receive a cash severance payment in an amount equal to a specified multiple of the sum of his or her annual base salary and the greater of: (1) his or her target annual amount of incentive compensation for the year in which he or she terminates employment; or (2) his or her target annual amount of incentive compensation for the year in which the change in control occurs. In late 2020, the Compensation Committee adopted a new standard form of severance agreement, reducing the multiple of pay applicable in a change in control from three times to two and one-half times for the CEO and two times for other executive officers of the company. As such, a multiple of two and one-half times is specified in the Severance Agreement for Mr. Williams and a multiple of two times is specified in the Severance Agreements for Ms. Syrvalin and Mr. Raketich. A multiple of three times is specified in the Severance Agreement for Mr. Westbrooks as the agreement was entered into at the time he was hired in 2018.

None of the Severance Agreements contains an excise tax gross-up provision. Rather, the agreements provide that the NEO will receive the “best net” benefit of either: (1) paying all excise taxes incurred with respect to the change in control benefits, without a gross-up by the company; or (2) accepting aggregate change in control benefits that do not exceed the excise tax threshold. In the event of a change in control, the amounts payable under the Severance Agreements would become secured by a trust arrangement.

Under the terms of the agreements pursuant to which equity is awarded to our NEOs, if following a change in control there would be a loss of equity by the NEO because (a) the equity of the company is not continued and the value of the equity award is not replaced with an equivalent equity instrument of the surviving entity or (b) the NEO’s employment is involuntarily terminated or voluntarily terminated with good cause (as defined in the agreement), then in those circumstances any unvested equity-based grants would vest and become nonforfeitable and the NEO would have three years to exercise all stock options.

Finally, the NEO would be entitled to continuation of health and welfare benefits for the severance period and career outplacement services.

Voluntary termination

In the case of a voluntary termination of employment by an NEO, the NEO is not entitled to receive, and the company will not make any cash severance, enhanced retirement benefits or other perquisite payments, and unvested equity-based grants will not vest.

Involuntary termination with cause

The company provides no cash severance, retirement benefits, other perquisite payments or vesting of any equity-based grants when an NEO is terminated by the company with cause. As used in the Severance Agreements, termination with “cause” means the commission of an intentional act of fraud, embezzlement or theft in connection with the NEO’s duties with the company; an intentional wrongful disclosure of secret processes or confidential information of the company or a company subsidiary; or an intentional wrongful engagement in any competitive activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the company.

If the company terminates the NEO’s employment for cause, any benefit payable from a qualified plan is forfeited.

Involuntary termination without cause (not in connection with a change in control)

The Severance Agreements with our NEOs (other than the agreement with Mr. Westbrooks) provide that, in the case of an involuntary termination without cause (other than termination without cause in connection with a change in control, as described above), the NEO is entitled to severance equal to 1.5 times the sum of his or her base salary and target annual incentive opportunity. For Mr. Westbrooks, his Severance Agreement provides that in the case of an involuntary termination without cause, he is entitled to severance equal to 1.5 times the sum of his base salary and highest annual incentive compensation during the preceding five years (not to exceed target). Each NEO also is entitled to continuation of health and welfare benefits through the severance period and career outplacement services. In consideration for providing severance benefits, the company receives confidentiality and non-compete covenants from the NEOs, as well as a release of liability for all claims against the company.

Retirement

“Retirement” means either: (1) retirement of the NEO prior to age 62, if the Compensation Committee of the Board of Directors determines that such retirement is for the convenience of the company; or (2) retirement of the NEO on or after age 62.

In addition to retirement benefits shown in the “2022 Pension benefits table” (which are not shown in the following table of termination scenarios), NEOs who retire under the circumstances described above will be entitled to receive prorated payouts of performance shares and continued normal vesting of other unvested equity awards as if the officer had remained in the continuous employ of the company for the remainder of the vesting period.

Death or permanent disability

“Permanent Disability” occurs if the NEO qualifies for permanent disability benefits under a disability plan or program of the company or, in the absence of a disability plan or program of the company, under a government-sponsored disability program.

All equity-based awards immediately vest in the event of death or permanent disability except performance shares, which are prorated and then vest at the end of the performance period. In the case of disability, the NEO has up to five years to exercise stock options. In the case of the NEO’s death, the NEO’s beneficiary will have one year following the death to exercise stock options.

Termination scenarios for NEOs

Mr. Williams
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$3,000,801	$4,600,801
Equity(2)	$0	$0		$14,612,314	$17,549,694	$18,071,882
Retirement benefits(3)	$0	$0		$0	$0	$0
Other benefits(4)	$0	$0		$0	$42,500	$57,500
Total	$0	$0	$0	$14,612,314	$20,592,995	$22,730,183
Mr. Westbrooks
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$1,424,109	$2,606,034
Equity(2)	$0	$0		$3,536,329	$3,902,157	$4,071,738
Retirement benefits(3)	$0	$0		$0	$0	$140,000
Other benefits(4)	$0	$0		$0	$42,500	$65,000
Total	$0	$0	$0	$3,536,329	$5,368,766	$6,882,772
Ms. Syrvalin
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$914,347	$1,170,097
Equity(2)	$0	$0		$1,281,738	$1,486,047	$1,568,412
Retirement benefits(3)	$0	$0		$0	$0	$60,000
Other benefits(4)	$0	$0		$0	$42,500	$50,000
Total	$0	$0	$0	$1,281,738	$2,442,894	$2,848,509
Mr. Raketich
	Voluntary resignation	Termination with cause	Retirement(5)	Death & disability	Termination without cause	Change in control
Cash severance(1)	$0	$0		$0	$822,108	$1,053,858
Equity(2)	$0	$0		$1,403,606	$1,548,366	$1,628,314
Retirement benefits(3)	$0	$0	$217,000	$0	$0	$61,000
Other benefits(4)	$0	$0		$0	$42,500	$50,000
Total	$0	$0	$217,000	$1,403,606	$2,412,974	$2,793,172

(1)

“Cash severance” refers to amounts payable to each NEO under the Severance Agreements and the value of his or her annual incentive payment under the TimkenSteel Corporation Annual Performance Award plan for 2022.

(2)

“Equity” includes the value of accelerated vesting of restricted stock units, performance shares and stock option grants that the NEO will be entitled to receive under the termination scenarios described in the table. As discussed above, equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by an involuntary termination of employment or a termination of employment for good cause, or at the time of death or permanent disability. In the case of an involuntary termination without cause, equity-based grants will continue to vest through the period of time represented by the cash severance multiple. For purposes of calculating the value of equity reflected in this table, all full-share awards are valued at the closing price of our common shares on December 30, 2022, the last trading day of the year, which was $18.17, and all outstanding stock options with an exercise price below the closing price of our common shares on December 30, 2022 are valued at the difference between the exercise price and the closing price. Outstanding stock options with an exercise price above the closing price on December 30, 2022 of $18.17 are not included in the value of equity in this table. Our equity grant agreements include a double-trigger vesting requirement for awards in the event of a change in control. Performance shares granted for the 2020-2022 performance cycle are not included in this table as the performance period ended and the shares were earned as of December 31, 2022.

(3)	“Retirement Benefits” represent the value of additional benefits earned under the qualified and supplemental plans as a result of a change in control.

(4)

“Other Benefits” includes the value of health and welfare benefits through the applicable severance period, with an estimated value of $15,000 per year, plus outplacement services with an estimated value of $20,000.

(5)	Values are shown under the retirement scenario only for those NEOs who were eligible for normal retirement or early retirement as of December 31, 2022.

CEO pay ratio

For 2022, the ratio of the annual total CEO compensation to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than the CEO) as described below (“Median Annual Compensation”) was approximately 53 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this CEO pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this CEO pay ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below. In this summary, we refer to the employee who received the Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”). For 2022, we elected to use the same Median Employee that we identified in 2020 as there have been no changes in our employee population or compensation arrangements that we believe would significantly impact our pay ratio disclosure.

For purposes of calculating the CEO pay ratio, the CEO compensation for 2022 was determined to be $4,621,364, which consists of $4,604,190 (Mr. Williams’ compensation for his service as President and CEO, as reflected in the “Total” column of the 2022 Summary compensation table) plus company-paid health care benefit costs of $17,174. With respect to the Median Employee, the Median Annual Compensation was calculated using the same methodology the company uses to calculate compensation for the named executive officers as set forth in the 2022 Summary compensation table included in this proxy statement, and then adjusted to add the value of company-paid health care benefit costs. The Median Annual Compensation for 2022 was determined to be $86,526.

In terms of our selection of the Median Employee, on December 31, 2020, the company employed a total of 2,000 employees (including 1,967 employees based in the United States). The company determined the Median Employee as of December 31, 2020 by identifying total cash compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for employees who were employed by the company on that date. This group of employees included all full- and part-time employees but excluded our Interim CEO and President and 33 non-U.S. employees (consisting of 22 employees in Mexico, 10 employees in China, and 1 employee in the United Kingdom). This group of employees did not include any independent contractors or “leased” workers and did not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program, including base salary, bonus payments, equity compensation and any imputed income.

Pay versus p
erf
ormance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information regarding executive pay and performance. The table below shows, for each applicable fiscal year, total compensation (“Summary Compensation Total” or “SCT Total”) as reported in the Summary Compensation Table and “compensation actually paid” (“CAP”) for our principal executive officer (“PEO”) and as an average of all of our other named executive officers
(“Non-PEO
NEOs”). Both SCT Total pay and CAP are calculated in accordance with the requirements of Regulation
S-K
and may differ substantially from the manner in which the Compensation Committee makes decisions regarding executive pay. See “Compensation Discussion and Analysis” for a discussion of the Compensation Committee’s decisions regarding the compensation of our named executive officers.
The table below also shows (i) the company’s cumulative total shareholder return (“TSR”) (ii) the TSR of the S&P 1500 Steel
Sub-Industry
Index, which we have used as our peer group for purposes of disclosure in the table below, (iii) the company’s net income for the applicable fiscal year and (iv) the company’s performance with respect to a “company-selected measure” (“CSM”) which in our assessment represents the single most important financial performance metric used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the company’s performance. We selected Adjusted EBITDA as the CSM required for disclosure in the table below.

Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (2)	Value of Initial Fixed $100 Investment Based On:		Net Income (4)	Company Selected Measure: Adjusted EBITDA (5)
					TSR (3)	S&P 1500 Steel TSR (3)
2022	$4,604,190	$6,379,938	$1,283,726	$1,528,508	$231.17	$204.07	$65,100,000	$172,200,000
2021	$7,161,838	$19,694,478	$1,306,702	$2,557,052	$209.92	$171.34	$171,000,000	$245,900,000
2020	$1,873,734	$1,152,712	$1,249,058	$908,748	$59.41	$103.24	$(61,900,000)	$38,000,000

(1)
In accordance with the requirements of Item 402(v) of Regulation
S-K,
CAP is calculated by beginning with the SCT Total as reported in the Summary Compensation Table (the “SCT”) for the applicable fiscal year, then (a) subtracting the grant date fair value of awards reported in the Stock Awards column of the SCT, (b) subtracting the grant date fair value of awards reported in the Option Awards column of the SCT, (c) subtracting the aggregate change in the actuarial present value of the accumulated benefit under defined benefit plans reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings colum
n
of the SCT, (d) adding the change in fair value of stock and option awards for the applicable fiscal year and (e) adding the service cost and prior service cost for all defined benefit plans for the applicable fiscal year.

For purposes of determining CAP, fair value amounts for Stock Awards and Option Awards were calculated in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under GAAP, including the use of a lattice valuation model, the Monte Carlo simulation, to value performance shares. The service cost and prior service cost for defined benefit plans were calculated using the same methodology as used for our financial statements under GAAP. Neither of the individuals serving as PEO during the years covered by the table participated in any defined benefit pension plan sponsored by the company.

For 2022 and 2021, Michael S. Williams is included in the table as PEO, and for 2020, Terry L. Dunlap is included in the table as PEO. The following is a reconciliation of SCT Total and CAP for the PEO for each of the applicable fiscal years.

PEO Summary: Reconciliation of SCT Total and CAP
Year	SCT Total	Subtract Grant Date Fair Value of Stock Awards and Option Awards as Disclosed in the SCT	Add Change in Fair Value of Stock Awards and Option Awards(i)	CAP
2022	$4,604,190	$(3,161,442)	$4,937,190	$6,379,938
2021	$7,161,838	$(4,593,890)	$17,126,530	$19,694,478
2020	$1,873,734	$(108,456)	$(612,566)	$1,152,712

(i) PEO Detail: Change in Fair Value of Stock and Option Awards

Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of that Fiscal Year	Vesting Date Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During that Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards and Option Awards Granted in Prior Years that Vested During the Covered Fiscal Year	Adjustments for Stock Awards and Option Awards Granted in Prior Years that Failed to Meet Vesting Conditions During the Covered Fiscal Year	Value of Dividends or other Earnings Paid on Stock Awards During the Covered Fiscal Year and not Otherwise Reflected in Fair Value	Total Change in Fair Value of Stock Awards and Option Awards Included in CAP
2022	$2,917,572	$0	$2,019,618	$0	$0	$0	$4,937,190
2021	$17,126,530	$0	$0	$0	$0	$0	$17,126,530
2020	$0	$96,291	$0	$(708,857)	$0	$0	$(612,566)

(2)
CAP for the
Non-PEO
NEOs was calculated in the same manner as described in footnote 1 above for the PEO, except the amounts were averaged for each fiscal year. The
Non-PEO
NEOs whose average SCT Total and average CAP amounts are included in the table are:

2022: Kristopher R. Westbrooks, Kristine C. Syrvalin and Kevin A. Raketich
2021: Kristopher R. Westbrooks, Kristine C. Syrvalin, Kevin A. Raketich, William P. Bryan and Thomas D. Moline
2020: Kristopher R. Westbrooks, Frank A. DiPiero, William P.
Bryan
and Thomas D. Moline
The following is a reconciliation of average SCT Total and average CAP for the
Non-PEO
NEOs for each of the applicable fiscal years.

Non-PEO NEOs Summary: Reconciliation of SCT Total and CAP

Year	Average SCT Total	Subtract Average Grant Date Fair Value of Stock Awards and Option Awards as Disclosed in the SCT	Subtract Average Change in Pension Value as Disclosed in the SCT	Add Average Change in Fair Value of Stock Awards and Option Awards(i)	Add Average Service Cost and Prior Service Cost for Pension Plans(ii)	Average CAP
2022	$1,283,726	$(724,408)	$0	$969,190	$0	$1,528,508
2021	$1,306,702	$(432,786)	$(59,772)	$1,742,908	$0	$2,557,052
2020	$1,249,058	$(409,495)	$(113,000)	$164,051	$18,134	$908,748

(i) Non-PEO NEOs Detail: Average Change in Fair Value of Stock and Option Awards

Year	Year-End Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Remained Unvested at the End of that Fiscal Year	Vesting Date Fair Value of Stock Awards and Option Awards Granted in Covered Fiscal Year that Vested During that Fiscal Year	Year-over-Year Increase or Decrease in Fair Value for Stock Awards and Option Awards Granted in Prior Years that Remained Unvested at the End of the Covered Fiscal Year	Increase or Decrease in Fair Value of Stock Awards and Option Awards Granted in Prior Years that Vested During the Covered Fiscal Year	Adjustments for Stock Awards and Option Awards Granted in Prior Years that Failed to Meet Vesting Conditions During the Covered Fiscal Year	Value of Dividends or other Earnings Paid on Stock Awards During the Covered Fiscal Year and not Otherwise Reflected in Fair Value	Total Change in Fair Value of Stock Awards and Option Awards Included in CAP
2022	$668,528	$0	$242,279	$58,383	$0	$0	$969,190
2021	$775,224	$0	$631,273	$336,411	$0	$0	$1,742,908
2020	$237,521	$67,149	$8,208	$(148,827)	$0	$0	$164,051

(ii) Non-PEO NEOs Detail: Average Pension Plan Adjustment

Year	Average Service Cost	Average Prior Service Cost	Total Average Pension Adjustment Included in CAP
2022	$0	$0	$0
2021	$0	$0	$0
2020	$18,134	$0	$18,134

(3)
Our TSR represents the cumulative investment return of an initial fixed $100 investment in the company’s common stock on December 31, 2019, assuming reinvestment of all dividends. The company’s TSR as reflected in the table above may not be indicative of future performance. Peer group TSR represents the cumulative investment return of an initial fixed $100 investment in the S&P 1500 Steel
Sub-Industry
Index on December 31, 2019, assuming reinvestment of all dividends.

(4)	Represents net income determined in accordance with GAAP and as reported in our Form 10-K for the applicable fiscal year.

(5)
Represents our Adjusted EBITDA for the applicable fiscal year. We chose Adjusted EBITDA as the CSM for purposes of the table above because we determined that it was the most important financial performance measure (that is not otherwise required to be disclosed in the table) used to link compensation actually paid to our named executive officers for the most recently completed fiscal year to the Company’s performance. Adjusted EBITDA is a non-GAAP
measure. For more information about how we calculate Adjusted EBITDA, please see Appendix A to this proxy statement.

The following graph illustrates, for the period disclosed in the table above:
(a) the relationship between (i) CAP of the PEO and average CAP of the
Non-PEO
NEOs, and (ii) the company’s TSR; and
(b) the relationship between (i) the company’s TSR and (ii) the TSR of the peer group.

The following graph illustrates, for the period disclosed in the table above, the relationship between (a) CAP of the PEO and average CAP of the
Non-PEO
NEOs, and (b) the company’s net income.

The following graph illustrates, for the period disclosed in the table above, the relationship between (a) CAP of the PEO and average CAP of the
Non-PEO
NEOs, and (b) the CSM, Adjusted EBITDA.

Item 402(v) of Regulation
S-K
also requires that we provide the following tabular list of at least three and not more than seven financial performance measures that we have determined are our most important financial performance measures used to link compensation actually paid to the named executive officers for the most recently completed fiscal year to the Company’s performance. We have also included in the tabular list below one non-financial
performance measure, safety, which we consider to be a critically important metric used in our pay-for-performance
executive compensation program.

Most Important Performance Measures

Financial measures

Adjusted EBITDA

Adjusted operating cash flow

Relative total shareholder return

Non-financial measures

Safety

Annual meeting information

Questions and answers

What is the purpose of this proxy statement?

This proxy statement and the accompanying proxy card are being made available to shareholders beginning on or about March 16, 2023, in connection with the company’s solicitation of proxies for the 2023 annual meeting of shareholders to be held virtually at www.cesonlineservices.com/tmst23_vm on May 2, 2023, at 10 a.m. Eastern time, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the notice accompanying this proxy statement. There will be no in-person annual meeting. The meeting will be held “virtually” over the internet. We believe that a virtual annual meeting provides expanded shareholder access and participation, since shareholders can participate from any location around the world with internet access, as well as improved communication and cost savings for shareholders.

What is a proxy?

A proxy is your legal appointment of another person to vote the shares you own in accordance with your instructions. The person you appoint to vote your shares also is called a proxy. On the proxy card, you will find the names of the persons designated by the company to act as proxies to vote your shares at the annual meeting. The designated proxies are required to vote your shares in the manner you instruct.

Who can vote?

Record holders of TimkenSteel Corporation common stock at the close of business on March 1, 2023 (the “Record Date”) are entitled to vote at the meeting. Shareholders are entitled to one vote for each full share held on the Record Date. On that date, there were 43,880,058 of our common shares outstanding.

How do I vote?

Registered holders. If your shares are registered in your name, you may vote “in person” online during the meeting or by proxy prior to the meeting. If you decide to vote by proxy, you may do so in any ONE of the following three ways:

By telephone. After reading the proxy materials, you may call the toll-free number 1-888-693-8683. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Telephone voting will be available until 6 a.m. EDT on May 2, 2023.

Over the internet. After reading the proxy materials, you may use a computer to access the website www.cesvote.com. You will be prompted to enter your control number, which you can find on your notice of internet availability or your proxy card. This number will identify you and the company. Then you can follow the simple instructions that will be given to you to record your vote. Internet voting will be available until 6 a.m. EDT on May 2, 2023.

By mail. After reading the proxy materials, if you received a printed version of the proxy materials you may vote your shares by marking, signing, dating and returning your proxy card to the company’s tabulation agent, Corporate Election Services, Inc. (“Corporate Election Services” or “CES”), in the postage-paid envelope provided, or return it to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Proxy cards returned by mail must be received by CES by 6 a.m. EDT on May 2, 2023, in order for your vote to be recorded.

The internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote “in person” online during the meeting, by telephone, over the internet or by mail, you can specify whether your shares should be voted for, or withheld from, all, some or none of the nominees for director. You also can specify whether you want to vote for or against, or abstain from voting on, the ratification of the selection of our independent auditor and the approval, on an advisory basis, of the compensation of the company’s named executive officers.

Shares represented by properly executed proxy cards, online instructions, or telephone instructions will be voted as you direct. If you provide a properly-executed proxy card or properly-submitted online or telephone instructions but do not specify how you want to vote your shares, your shares will be voted according to the Board’s recommendations as set forth below and, as to any other business that may be properly brought before the 2023 annual meeting of shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders:

	Proposal	Board recommendation

1.	Election of three Class III directors, each to hold office for a three-year term expiring at the 2026 annual meeting, and election of one Class I director to hold office for a one-year term (the remaining term for that class of directors) expiring at the 2024 annual meeting	FOR ALL director nominees

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2023	FOR

3.	Approval, on an advisory basis, of the compensation of the company’s named executive officers	FOR

401(k) Plan participants. If you participate in a 401(k) plan sponsored by the company, including the TimkenSteel Corporation Savings and Investment Pension Plan, the TimkenSteel Corporation Voluntary Investment Pension Plan, or the TimkenSteel Corporation Savings Plan for Certain Bargaining Employees, any shares held for your account in the TimkenSteel Stock Fund of the plan will be voted by the trustee for the plan, Bank of America Merrill Lynch, according to confidential voting instructions provided by you. You may give your voting instructions to the plan trustee in any ONE of the three ways set forth above; however, your instructions must be received no later than 6 a.m. EDT on April 28, 2023. If you do not provide timely voting instructions, your shares will be voted by the plan trustee in the same proportion as it votes plan shares for which it did receive timely instructions (subject to applicable law).

Beneficial owners/nominee shares. If your shares are held by a broker, bank, or some other nominee, that entity will give you information on how you can vote your shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote. Your broker, bank or nominee will provide you with a voting instruction card or some other means for you to use in directing the broker, bank or nominee regarding how to vote your shares. If you do not provide the broker, bank or other nominee with your voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable New York Stock Exchange rules, brokers have the discretion to vote only on any matters deemed by the New York Stock Exchange to be routine, such as the ratification of the selection of the company’s independent auditor (Proposal 2 in this proxy statement). All other matters identified above (Proposals 1 and 3 in this proxy statement) are not considered to be routine matters and your broker will not have discretion to vote on those matters. If you do not provide voting instructions to your broker, your shares will not be voted on any matter for which your broker does not have discretionary authority. When the broker does not vote on a proposal because it is a non-routine item and the broker’s customer has not provided voting instructions, this is referred to as a “broker non-vote.”

“In-person” voting. Shareholders who attend the annual meeting “virtually” over the internet may vote during the annual meeting by clicking on the ‘Shareholder Ballot’ link located under the ‘Meeting Links’ section of the virtual meeting website.    Any shareholder who wants to attend TimkenSteel’s virtual annual meeting, must register to participate no later than 10:00 a.m. Eastern time on May 1, 2023. For additional information and instructions regarding registration procedures for both registered and beneficial shareholders, please see “Additional information” in the “Notice of annual meeting of shareholders” included with this proxy statement.

May I change my vote?

If you are a registered holder, you may change your vote after you submit your proxy by:

•	sending a written notice addressed to the secretary of the company and received prior to the close of business on May 1, 2023, stating that you want to revoke your proxy;

•	submitting another completed proxy card to Corporate Election Services that is received by 6 a.m. EDT on May 2, 2023, that has a later date than the previously submitted proxy card;

•	entering later-dated telephone or internet voting instructions prior to 6 a.m. EDT on May 2, 2023, which will automatically revoke the earlier proxy; or

•

attending the annual meeting “virtually” over the internet and voting during the annual meeting. The mere presence of a shareholder at the meeting will not automatically revoke any proxy previously given.

If you are a 401(k) participant or a beneficial owner, you should follow the instructions provided by the trustee for the plan or your broker, bank or other nominee, as applicable.

Who counts the votes?

Corporate Election Services will be responsible for tabulating the results of shareholder voting. CES will submit a total vote only, keeping all individual votes confidential. A representative of CES will serve as the inspector of election for the 2023 annual meeting of shareholders.

What is a “quorum”?

A quorum is necessary to hold a valid meeting of shareholders. A quorum exists if the holders of record of shares entitled to exercise not less than 50% of the voting power of the company in respect of any one of the purposes for which the meeting is called are present in person (online) or by proxy. If you vote – including by internet, telephone, or proxy card – your shares will be counted toward the quorum for the annual meeting. Withhold votes for election of directors, proxies marked as abstentions, and broker non-votes also are treated as present for purposes of determining a quorum.

What vote is necessary to pass the items of business at the annual meeting?

If a quorum is present at the annual meeting, the four nominees for election as directors will be elected if they receive a plurality of the votes cast (meaning that the four director nominees who receive the highest number of shares voted for their election are elected). If you vote, your shares will be voted for election of all of the Board’s director nominees unless you give instructions to “withhold” your vote for one or more of the nominees. Withhold votes and broker non-votes will not count either in favor of or against the election of a nominee. However, pursuant to the majority voting policy of the Board of Directors, any director who receives a greater number of “withhold” votes than votes “for” his or her election in an uncontested election will be required to submit his or her resignation to the Board of Directors promptly after the certification of the election results. See “Proposal 1 – Election of Directors” for additional information.

The affirmative vote of a majority of the votes cast on the proposal is required for Proposal 2, ratification of the selection of Ernst & Young LLP as the company’s independent auditor. In determining whether this proposal has received the affirmative vote of a majority of the votes cast on the proposal, abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

The shareholder vote on Proposal 3, approval of the compensation of the company’s named executive officers, is advisory in nature and therefore not binding on the company. Although the approval of named executive officer compensation is an advisory vote, the Board of Directors and the Compensation Committee will consider the affirmative vote of a majority of the votes cast on this proposal as approval of the compensation paid to the company’s named executive officers. Abstentions and broker non-votes are not considered votes cast and, therefore, will not count either in favor of or against the proposal.

How will voting on any other business be conducted?

The company does not know of any business or proposals to be considered at the annual meeting other than the items described in this proxy statement. If any other business is properly brought before the meeting, the properly submitted proxies received from you and other shareholders give the persons voting the proxies the authority to vote on the matter according to their judgment.

Who is soliciting proxies?

The enclosed proxy is being solicited by the Board of Directors of the company, and the company will pay the cost of the solicitation.

We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $17,500, plus reasonable out-of-pocket expenses. Solicitations may be made by any means of communication. It is anticipated that the solicitations will consist primarily of requests to brokers, banks, trustees, nominees and fiduciaries to forward the soliciting material to the beneficial owners of shares held of record by those persons. The company will reimburse brokers and other persons holding shares for others for their reasonable expenses in sending soliciting material to the beneficial owners.

In addition, certain officers and other employees of the company may, without extra remuneration, solicit the return of proxies. Solicitations may be made by any means of communication, including by telephone, letter, personal visit, electronic mail or other electronic means.

When are shareholder proposals due for the next annual meeting?

We must receive by November 17, 2023, any proposal of our shareholders intended to be presented at the 2024 annual meeting of shareholders and to be included in our proxy materials related to the 2024 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our principal executive offices by certified mail, return receipt requested.

A shareholder submitting a proposal or director nominee outside the processes of Rule 14a-8 in connection with the 2024 annual meeting of shareholders (“Non-Rule 14a-8 Proposals”) must submit written notice of such proposal or nominee in accordance with Article I, Sections 12 or 13, as applicable, and 14 of our Code of Regulations. In general, to be timely, a shareholder’s notice must be delivered to or mailed and received by our secretary at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the date on which the company held the preceding year’s annual meeting of shareholders. To be considered timely, we must receive any Non-Rule 14a-8 Proposals for the 2024 annual meeting of shareholders no earlier than January 3, 2024 and no later than February 2, 2024. If the date of the 2024 annual meeting of shareholders is scheduled for a date more than 30 days prior to or more than 30 days after the first anniversary of the 2023 annual meeting of shareholders, then a shareholder’s notice must be delivered to our secretary at our principal executive offices not later than the close of business on the later of the 90th day prior to the 2024 annual meeting of shareholders or the 10th day following the day on which public announcement of the date of the 2024 annual meeting of shareholders is first made. Our proxy related to the 2024 annual meeting of shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by us after February 2, 2024.

In addition to satisfying the foregoing requirements under our Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than March 3, 2024. Such notice may be mailed to the Corporate Secretary at the address above or emailed to ir@timkensteel.com.

How can a shareholder or other interested party communicate with the Board of Directors?

Shareholders or interested parties may send communications to the Board of Directors, to any standing committee of the Board, or to any director, in writing c/o TimkenSteel Corporation, Attn: Secretary, 1835 Dueber Ave. S.W., Canton, Ohio 44706. Shareholders or interested parties also may submit questions, concerns or reports of misconduct through the TimkenSteel HelpLine at 1-855-754-2921 (anonymously, if so desired). Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful consideration of the matter.

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common shares, to file reports of ownership and changes in ownership with the SEC. We are required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports. Based solely upon our review of reports filed with the SEC and written representations that no other forms were required to be filed, we are not aware of any instances of noncompliance, or late compliance, with Section 16 filings during the year ended December 31, 2022 by our executive officers, directors or 10% shareholders.

General information

The SEC permits companies to send a single set of annual disclosure documents to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the companies provide advance notice and follow certain procedures. In such cases, such shareholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. TimkenSteel has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of our common shares held through such brokerage firms. If your family has multiple accounts holding common shares, you already may have received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our Annual Report on Form 10-K for the year ended December 31, 2022, promptly upon your request. You may decide at any time to revoke your decision to household and thereby receive multiple copies.

Unless you specify otherwise in your voting instructions, the proxy holders will vote properly submitted proxies FOR ALL of the nominees named in Proposal 1, and FOR Proposals 2 and 3.

Appendix A

Non-GAAP financial measures

This proxy statement includes references to Adjusted EBITDA, which is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Adjusted EBITDA is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting Adjusted EBITDA is useful to investors as this measure is representative of the company’s performance and provides improved comparability of results.

Non-GAAP financial measures should be viewed as additions to, and not as alternatives for, TimkenSteel’s results prepared in accordance with GAAP. In addition, the non-GAAP measures TimkenSteel uses may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures TimkenSteel uses in the same way. See the following table for a definition of the non-GAAP financial measure referred to above and a reconciliation of this non-GAAP financial measure to the most comparable GAAP financial measure.

Reconciliation of Earnings (Loss) Before Interest and Taxes (EBIT)(2), Adjusted EBIT(4), Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization (EBITDA)(3) and Adjusted EBITDA(5) to GAAP Net Income (Loss):

This reconciliation is provided as additional relevant information about the company’s performance. EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA is useful to investors as these measures are representative of the company’s performance. Management also believes that it is appropriate to compare GAAP net income (loss) to EBIT, Adjusted EBIT, EBITDA and Adjusted EBITDA.

	Year Ended December 31,
(Dollars in millions) (Unaudited)	2022	2021	2020
Net income (loss)	$65.1	$171.0	$(61.9)

Net Income Margin (1)	4.9%	13.3%	(7.5%)
Provision (benefit) for income taxes	32.0	5.7	1.2
Interest (income) expense, net	0.6	5.9	12.2
Earnings Before Interest and Taxes (EBIT) (2)	$97.7	$182.6	$(48.5)

EBIT Margin (2)	7.3%	14.2%	(5.8%)
Depreciation and amortization	58.3	63.1	70.0
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (3)	$156.0	$245.7	$21.5
EBITDA Margin (3)	11.7%	19.2%	2.6%
Adjustments:
Loss on sale of scrap processing facility	—	—	(0.1)
Gain (loss) on sale of TMS assets	—	0.1	3.6
Restructuring charges	(0.8)	(6.7)	(3.2)
Accelerated depreciation and amortization (EBIT only)	—	(1.5)	(3.4)
Gain (loss) from remeasurement of benefit plans	35.4	20.1	(14.7)
Loss on extinguishment of debt	(43.1)	—	(0.9)
Write-down of supplies inventory	—	(2.1)	—
Employee retention credit	—	—	2.3
Faircrest plant asset disposal, net of recovery	—	—	0.1
Business transformation costs (6)	(1.6)	(2.0)	(1.0)
IT transformation costs (8)	(4.2)	—	—
Sales and use tax refund	—	2.5	—
Executive severance and transition costs	—	(0.5)	—
TMS inventory write-down	—	—	(3.1)
Harrison melt impairment charges	—	(7.9)	—
TMS impairment charges	—	(0.3)	—
Loss on sale of consolidated subsidiary	—	(1.1)	—
Customer program early termination	—	(1.4)	—
Gain on sale of non-core property	—	—	0.5
Loss on sale or disposal of assets, net (7)	(1.9)	(0.9)	—
Adjusted EBIT (4)	$113.9	$184.3	$(28.6)
Adjusted EBIT Margin (4)	8.6%	14.4%	(3.4%)
Adjusted EBITDA (5)	$172.2	$245.9	$38.0
Adjusted EBITDA Margin (5)	12.9%	19.2%	4.6%

(1)	Net Income Margin is defined as net income (loss) as a percentage of net sales.

(2)	EBIT is defined as net income (loss) before interest (income) expense, net and income taxes. EBIT Margin is EBIT as a percentage of net sales.

(3)	EBITDA is defined as net income (loss) before interest (income) expense, net, income taxes, depreciation and amortization. EBITDA Margin is EBITDA as a percentage of net sales.

(4)	Adjusted EBIT is defined as EBIT excluding, as applicable, adjustments listed in the table above. Adjusted EBIT Margin is Adjusted EBIT as a percentage of net sales.

(5)	Adjusted EBITDA is defined as EBITDA excluding, as applicable, adjustments listed in the table above. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

(6)

Business transformation costs consist of items that are non-routine in nature. These costs were primarily related to professional service fees associated with strategic initiatives and organizational changes.

(7)

For the year ended December 31, 2022, the loss on sale or disposal of assets, net, primarily related to the loss recognized on the sale of the remaining land and buildings at the company’s TimkenSteel Material Services (“TMS”) facility, as well as write-offs of aged assets removed from service. For the year ended December 31, 2021, the loss on sale or disposal of assets, net, consists of losses incurred related to older excess assets sold via an auction process.

(8)

IT transformation costs are primarily related to professional service fees not eligible for capitalization that are associated specifically with an information technology application simplification and modernization project.

VOTE BY TELEPHONE

c/o Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230	Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

Vote by Telephone	Vote by Internet	Vote by Mail
Call Toll-Free using a	Access the Website and	Return your proxy card
Touch-Tone phone:	Cast your vote:	in the Postage-Paid
1-888-693-8683	www.cesvote.com	envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or Internet, please do not send your proxy by mail.

In order to be counted in the final tabulation, if you are a participant in one of the employee savings or stock plans sponsored by TimkenSteel Corporation, your vote must be received by 6:00 a.m. EDT on April 28, 2023 and, if you are a registered shareholder, your vote must be received by 6:00 a.m. EDT on May 2, 2023.

Proxy must be signed and dated below.

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TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned appoints Kristopher R. Westbrooks and Kristine C. Syrvalin, and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of TimkenSteel Corporation to be held virtually at www.cesonlineservices.com/tmst23_vm, on May 2, 2023, at 10:00 a.m. EDT, and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and in their discretion on such other matters as may properly come before the meeting.

This card also serves as voting instructions to the trustee of each employee savings plan and to the recordkeeper of each employee stock plan sponsored by TimkenSteel Corporation, its subsidiaries or affiliates, with respect to TimkenSteel common shares held by the undersigned under any such plan. If you are a participant in any of the plans, your voting instructions must be received by 6:00 a.m. EDT on April 28, 2023 to be counted in the final tabulation. The trustee for each employee savings plan sponsored by TimkenSteel Corporation will vote all uninstructed plan shares in the same proportion as those plan shares for which instructions have been timely received.

If properly signed, dated and returned, this proxy will be voted as specified on the reverse side or, if no choice is specified, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Signature
Signature (if jointly held)
Date:
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.

PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 2, 2023 at 10:00 a.m. Eastern Time

www.cesonlineservices.com/tmst23_vm

To attend the virtual annual meeting, please register at www.cesonlineservices.com/tmst23_vm no later than 10:00 a.m. Eastern time on May 1, 2023. If you attend the virtual meeting, you will be able to vote online during the meeting. Even if you plan on attending the virtual annual meeting, we encourage you to vote your shares in advance using one of the methods described in the proxy card to ensure that your vote will be represented at the annual meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the company in writing. To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2023 notice and proxy statement and 2022 annual report on Form 10-K are available at www.proxydocs.com/tmst

ê  Please fold and detach card at perforation before mailing.  ê

TIMKENSTEEL CORPORATION	PROXY / VOTING INSTRUCTION CARD

The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR ALL nominees listed in proposal 1, and FOR proposals 2 and 3.

1. Election of three Class III Directors for a three-year term expiring at the 2026 annual meeting, and the election of one Class I Director for a one-year term expiring at the 2024 annual meeting:

Class III Nominees:	1. Nicholas J. Chirekos	2. Randall H. Edwards	3. Randall A. Wotring

Class I Nominee:	4. Mary Ellen Baker

                            ☐  FOR ALL            ☐  WITHHOLD ALL            ☐  FOR ALL EXCEPT*

                                    * To withhold authority to vote for individual nominee(s), write their name(s) or number(s) on the line below.

2. Ratification of the selection of Ernst & Young LLP as the company’s independent auditor for the fiscal year ending December 31, 2023.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3. Approval, on an advisory basis, of the compensation of the company’s named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

☐    PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.